Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of December 20, 2006,

By and Among

DAVIS ACQUISITION SUB LLC,

NHC/OP, L.P.,

NATIONAL HEALTHCARE CORPORATION,

And

NATIONAL HEALTH REALTY, INC.

TABLE OF CONTENTS

Page

ARTICLE I

THE MERGER

SECTION 1.01.	The Merger	2
SECTION 1.02.	Closing	2
SECTION 1.03.	Effective Time	3
SECTION 1.04.	Effects of the Merger	3
SECTION 1.05.	Certificate of Formation and Limited Liability Company Agreement	3
SECTION 1.06.	Sole Managing Member of the Surviving Person	3
SECTION 1.07.	Officers	3

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.	Effect on Stock	4
SECTION 2.02.	Exchange of Certificates	4
SECTION 2.03.	Payment	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.	Representations and Warranties of the Company	9
SECTION 3.02.	Representations and Warranties of NHC/OP Sub, NHC/OP and Parent	20

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.	Conduct of Business	26
SECTION 4.02.	No Solicitation	30

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.	Preparation of the Form S-4, the Joint Proxy Statement and the Schedule 13E-3	32
SECTION 5.02.	Stockholder Meetings	33
SECTION 5.03.	Access to Information; Confidentiality	34
SECTION 5.04.	Reasonable Efforts	34

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SECTION 5.05.	Company Reorganization and Consolidation	35
SECTION 5.06.	[Intentionally Omitted]	35
SECTION 5.07.	Indemnification, Exculpation and Insurance	35
SECTION 5.08.	Fees and Expenses	36
SECTION 5.09.	Public Announcements	36
SECTION 5.10.	Affiliates	36
SECTION 5.11.	AMEX Listing	36
SECTION 5.12.	Tax Treatment	36
SECTION 5.13.	Rule 16b-3	36

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01.	Conditions to Each Party’s Obligation to Effect the Merger	37
SECTION 6.02.	Conditions to Obligations of NHC/OP Sub and Parent	37
SECTION 6.03.	Conditions to Obligations of the Company	39
SECTION 6.04.	Frustration of Closing Conditions	40

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.	Termination	40
SECTION 7.02.	Effect of Termination	41
SECTION 7.03.	Amendment	44
SECTION 7.04.	Extension; Waiver	44

ARTICLE VIII

GENERAL PROVISIONS

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 20, 2006, among DAVIS ACQUISITION SUB LLC, a Delaware limited liability company (“NHC/OP Sub”), NHC/OP, L.P., a Delaware limited partnership and the direct parent of NHC/OP Sub (“NHC/OP”), NATIONAL HEALTHCARE CORPORATION, a Delaware corporation and the ultimate parent of NHC/OP, (“Parent”), and NATIONAL HEALTH REALTY, INC., a Maryland corporation (the “Company”), which term shall, after the Consolidation (as defined below) refer to the Consolidated Company.

RECITALS

WHEREAS, NHC/OP Sub is a wholly owned subsidiary of NHC/OP, L.P., which is a wholly owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has approved a consolidation of the Company with its wholly-owned subsidiary NEW NHR, Inc. as the result of which a new Maryland corporation (the “Consolidated Company”) shall be formed upon the filing and acceptance for record of the Articles of Consolidation with the Maryland State Department of Assessments and Taxation;

WHEREAS, the Consolidated Company shall: (i) assume the corporate name “National Health Realty, Inc.”; (ii) shall have as its outstanding stock only the stock of the Company outstanding immediately prior to the effectiveness of the consolidation; and (iii) shall succeed to the business, properties, assets and rights and become subject to all of the obligations and liabilities of the Company, including this Agreement (such transaction, the “Consolidation”);

WHEREAS, the Board of Directors of the Company by resolution has determined that all of the rights and obligations of the Company under this Agreement shall be inure to and be binding upon the Consolidated Company;

WHEREAS, the Board of Directors of the Company has approved a merger of the Consolidated Company and its post-consolidation wholly-owned subsidiary, NHR-Delaware, Inc., with the Consolidated Company as the surviving entity, pursuant to Articles of Merger filed with the Maryland State Department of Assessments and Taxation (the “NHR-Delaware Merger”);

WHEREAS, in connection with the NHR-Delaware Merger, the limited partnership units of NHR/OP, L.P. held by AdamsMark, L.P. and National Health Corporation will be redeemed for shares in the Consolidated Company or purchased or exchanged for consideration of equal value (such redemption, purchase, or exchange to be accomplished pursuant to a method to be agreed by the parties) (such redemption, purchase or exchange collectively with the NHR-Delaware Merger, the “Company Reorganization”);

WHEREAS, the Board of Directors of the Company and the sole managing member of NHC/OP Sub have approved and declared advisable, and the general partner of NHC/OP and the Board of Directors of Parent have approved, this Agreement and the merger of Consolidated

Company with and into NHC/OP Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Consolidated Company (the “Company Common Stock”), other than any such shares directly owned by, NHC/OP Sub, Parent or the Company, will be converted into the right to receive cash and shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Parent, having the rights and designations set forth in the Certificate of Designations attached hereto as Exhibit A (the “Parent Preferred Stock”);

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of NHC/OP Sub, NHC/OP, Parent and the Company to enter into this Agreement, Parent and certain stockholders of Parent and the Company and certain stockholders of the Company are entering into a voting agreement (the “Voting Agreement”) pursuant to which, among other things, (i) the stockholders of Parent have agreed to vote in favor of the establishment and issuance of the Parent Preferred Stock (including any related amendment to the Certificate of Incorporation of Parent) and (ii) the stockholders of the Company have agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger upon the terms and subject to the conditions set forth therein; and

WHEREAS, an affiliate of NHC/OP Sub manages the Company’s day-to-day affairs and operations, and provides facilities and administrative services appropriate for such management through its personnel pursuant to the Restated Advisory, Administrative Services and Facilities Agreement (the “Management Agreement”) between the Company and Tennessee Healthcare Advisors, LLC (the “Manager”);

WHEREAS, NHC/OP Sub, NHC/OP, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), the Company (or its successor by operation of law) shall be merged with and into NHC/OP Sub at the Effective Time. At the Effective Time, the separate corporate existence of the Company (or its successor by operation of law) shall cease and NHC/OP Sub shall continue as the surviving person in the Merger (the “Surviving Person”) and shall succeed to and assume all the rights and obligations of the Company and the Consolidated Company in accordance with the MGCL and the DLLCA.

SECTION 1.02.  Closing. The closing of the Merger (the “Closing”) will take place on the second Business Day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee 37219, unless another time, date or place is agreed to by NHC/OP Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time. Prior to the Closing, NHC/OP Sub shall prepare, and on the Closing Date or as soon as practicable after the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed and acknowledged in accordance with the relevant provisions of the MGCL and the DLLCA and filed with the State Department of Assessment and Taxation of Maryland and the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is accepted for record by the State Department of Assessment and Taxation of Maryland and the Secretary of State of the State of Delaware, or at such other time as NHC/OP Sub and the Company shall agree and specify in the Certificate of Merger, not to exceed 30 days from the date of filing of the Certificate of Merger (the “Effective Time”).

SECTION 1.04.  Effects of the Merger. The Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 18-209 of the DLLCA.

SECTION 1.05.  Certificate of Formation and Limited Liability Company Agreement.

(a)  The Certificate of Formation of NHC/OP Sub shall be the Certificate of Formation of the Surviving Person until thereafter changed or amended as provided therein or by applicable law.

(b)  The Limited Liability Company Agreement of NHC/OP Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Person until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.06.  Sole Managing Member of the Surviving Person. The sole managing member of NHC/OP Sub immediately prior to the Effective Time shall be the sole managing member of the Surviving Person, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07.  Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Person, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Company, NHC/OP Sub, or Parent:

(a)  Cancellation of NHC/OP Sub, NHC/OP or Parent-Owned Stock. Each share of Company Common Stock that is directly owned by NHC/OP Sub, NHC/OP or Parent or their respective Subsidiaries shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)  Conversion of Company Common Stock. Except as otherwise provided in Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(a)) shall be converted into the right to receive that number of validly issued, fully paid and nonassessable shares of Parent Preferred Stock equal to the Exchange Ratio and $9.00 in cash (collectively, the “Merger Consideration”). The “Exchange Ratio” is 1.0. At the Effective Time, all shares of Company Common Stock converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, certain dividends or other distributions in accordance with Section 2.02(c) and any cash in lieu of any fractional share of Parent Preferred Stock in accordance with Section 2.02(e), in each case upon the surrender of such Certificate in accordance with Section 2.02(b) and in each case without interest.

(c)  Anti-Dilution Provisions. In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Preferred Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Parent Preferred Stock and the date of such change (or the record date with respect to such change) shall be prior to the Effective Time, the per share cash amount and the Exchange Ratio shall be appropriately adjusted to provide the holders of shares of the Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event.

SECTION 2.02.  Exchange of Certificates.

(a)  Exchange Agent. Prior to the Effective Time, NHC/OP Sub shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, cash and non-certificated book-entry shares representing the shares of Parent Preferred Stock issuable pursuant to Section 2.01(b) in exchange for outstanding shares of Company Common Stock, and NHC/OP Sub shall provide to the Exchange Agent, on a timely basis, as and when needed after the Effective Time, cash and/or non-certificated book-entry shares of Parent Preferred Stock necessary to pay dividends or other distributions, if any, in accordance with Section 2.02(c) and any cash in lieu of any fractional shares of Parent Preferred Stock in accordance with Section 2.02(e). The Exchange Agent shall invest any cash deposited by NHC/OP Sub pursuant to this Section 2.02 as directed by NHC/OP Sub on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the stockholders of the Company pursuant to this Article II. Any interest and other income resulting from such investments shall promptly be paid to NHC/OP Sub upon request. Prior to the Effective Time, the Company will deposit with the Exchange Agent cash sufficient to pay any dividends and other distributions, if any, including the REIT Dividend.

(b)  Exchange Procedure. As soon as reasonably practicable after the Effective Time, NHC/OP Sub shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other reasonable and customary provisions as NHC/OP Sub may specify) and (ii) instructions for use in surrendering the Certificates in exchange for (A) the Merger Consideration, (B) any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and (C) cash in lieu of any fractional shares of Parent Preferred Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (x) that number of whole shares of Parent Preferred Stock (which shall be in non-certificated book-entry form) which such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, (y) cash in an amount equal to $9.00 per share of Company Common Stock then held by such holder under all such Certificates so surrendered plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (z) cash in lieu of fractional shares of Parent Preferred Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Preferred Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of NHC/OP Sub that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II, any dividends or distributions to which the holder of such Certificate is entitled under Section

2.02(c) and any cash in lieu of any fractional share of Parent Preferred Stock to which the holder of such Certificate is entitled under Section 2.02(e). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate.

(c)  Distributions with Respect to Unexchanged Shares; Payment for Fractional Shares. No dividends or other distributions declared or made with respect to shares of Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Preferred Stock represented thereby, and no cash payment in lieu of any fractional share of Parent Preferred Stock shall be paid to any such holder in accordance with Section 2.02(e), until the surrender of such Certificate in accordance with this Article II. Subject to Section 2.02(f), following surrender of any such Certificate there shall be paid to the record holder of any certificate representing whole shares of Parent Preferred Stock issued in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Preferred Stock and the amount of any cash in lieu of any fractional share of Parent Preferred Stock to which such holder is entitled in accordance with Section 2.02(e), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Preferred Stock.

(d)  No Further Ownership Rights in Company Common Stock. All Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Person of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, after the Effective Time, Certificates are presented to the Surviving Person or the Exchange Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

(e)  No Fractional Shares.

(A) No certificates or scrip representing fractional shares of Parent Preferred Stock shall be transferred as Merger Consideration upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. For purposes of this Section 2.02(e), all fractional shares to which a single record holder of Company Common Stock would otherwise be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(B) Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Preferred Stock (after taking into account all such shares held by such holder), shall be entitled to receive cash (without interest) in an amount, less the amount of any withholding Taxes which may be required thereon, equal to such fractional part of a share of Parent Preferred Stock multiplied by $15.75.

(C) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders subject to and in accordance with the terms of Section 2.02(c).

(f)  Termination of Merger Consideration Obligation. Any portion of the Merger Consideration which remains undistributed to the holders of Company Common Stock for 12 months after the Effective Time shall be delivered to NHC/OP Sub, upon demand. Any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to NHC/OP Sub for the cash and shares of Parent Preferred Stock to which they are entitled pursuant to Section 2.01(b), any dividends and other distributions to which they are entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Parent Preferred Stock to which they are entitled pursuant to Section 2.02(e). If any Certificate shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends and other distributions payable in accordance with Section 2.02(c) or any cash payable in lieu of fractional shares of Parent Preferred Stock pursuant to Section 2.02(e), would otherwise escheat to or become the property of any domestic or foreign (whether national, Federal, state, provincial, local or otherwise) government or any court, administrative, regulatory or other governmental agency, commission or authority or any non- governmental self-regulatory agency, commission or authority (each a “Governmental Entity”)), any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, become the property of NHC/OP Sub, free and clear of all claims or interest of any person previously entitled thereto.

(g)  No Liability. None of NHC/OP Sub, NHC/OP, Parent, the Company or the Exchange Agent shall be liable to any person in respect of any Merger Consideration, any dividends and other distributions thereon payable in accordance with Section 2.02(c) or any cash in lieu of fractional shares of Parent Preferred Stock payable in accordance with Section 2.02(e), in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to NHC/OP Sub pursuant to Section 2.02(f).

(h)  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NHC/OP Sub, the posting by such person of a bond in such reasonable amount as NHC/OP Sub may reasonably direct as indemnity against any claim that may be made against NHC/OP Sub, Parent, the Company or the Exchange Agent with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in cash and in the form of Parent Preferred Stock (which shall be in non-certificated book-entry form), any unpaid dividends and other distributions to which such holder would be entitled pursuant to Section 2.02(c) and any cash in lieu of fractional shares of Parent Preferred Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case pursuant to this Agreement.

(i)  Withholding Rights. NHC/OP Sub or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by NHC/OP Sub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was paid by NHC/OP Sub or the Exchange Agent.

(j)  [Intentionally Omitted]

(k)  Company Stock Options. As of the Effective Time, each holder of a Company Stock Option (a “Holder”) will receive, in the aggregate, an amount equal to their option consideration for all Company Stock Options. At the Effective Time, each Company Stock Option will be cancelled and extinguished, and the Holder thereof will be entitled to receive an amount of consideration equal to (A) the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option and (ii) $24.75 less (B) the exercise price of such Company Stock Option, without interest and less any amounts required to be deducted and withheld under any applicable Legal Requirement (the “Option Value”). The option consideration payable to each Holder shall be: (x) an amount of cash equal to the product of (1) the Option Value and (2) .3636; (y) a number of shares of Parent Preferred Stock equal to the product of the Option Value and .6364 divided by $15.75 and (z) cash in lieu of any fractional shares resulting from the calculation in (y) above. All payments with respect to canceled Company Stock Options shall be made by the Exchange Agent (or such other agent reasonably acceptable to NHC/OP Sub as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Person to pay such amounts in accordance with Section 2.02(b). Prior to the Effective Time, the Company will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 2.02(k), without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Person.

SECTION 2.03.  Payment. Promptly after the Effective Time, the Exchange Agent shall pay the REIT Dividend to the Holders and those Persons who were Company Stockholders on the Record Date, in accordance with customary procedures for the payment of dividends.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties of the Company. Except as set forth in the disclosure schedule delivered by the Company to NHC/OP Sub in connection with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to NHC/OP Sub, NHC/OP, and Parent as follows:

(a)  Organization, Standing and Power. Each of the Company and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the requisite corporate, company or partnership power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing, either individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. True and complete copies of the charter and bylaws of the Company, as in effect as of the date of this Agreement, have previously been made available by the Company to NHC/OP Sub.

(b)  Subsidiaries. Section 3.01(b)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date of this Agreement and, for each such Subsidiary, the state of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all mortgages, claims, liens, pledges, encumbrances, charges or security interests of any kind (collectively, “Liens”) and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and as set forth on Section 3.01(b)(ii) of the Company Disclosure Schedule, the Company does not own of record or beneficially, directly or indirectly, any capital stock or other equity or voting interest in any person.

(c)  Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on November 30, 2006, (i) 9,949,463 shares of Company Common Stock were issued and outstanding, (ii) 1,007,927 shares of Company Common Stock were reserved and available for issuance pursuant to the 1997 Stock Option and Appreciation Rights Plan and the 2005 Stock Option, Restricted Stock and Appreciation Rights Plan (such plans, collectively, the “Company Stock Plans”), (iii) 75,000 shares of Company Common Stock were subject to outstanding options or other rights to purchase shares of Company Common Stock granted under the Company Stock Plans (the “Company Stock Options”) and (iv) no shares of Company Preferred Stock were issued and outstanding. Except as set forth above, as of the close of business on November

30, 2006, no shares of stock of, or other equity or voting interests in, the Company or options, warrants or other rights to acquire any such stock, securities or interests were issued, reserved for issuance or outstanding. During the period from November 30, 2006, to the date of this Agreement (A) there have been no issuances by the Company or any of its Subsidiaries of shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement, and (B) there have been no issuances by the Company or any of its Subsidiaries of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. There are no outstanding stock appreciation rights, “phantom” stock rights, performance units or other rights (other than the Company Stock Options) that are linked to the price of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of Company Common Stock are, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, there are no securities, options, warrants, calls, rights, contracts or agreements of any kind to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or agreement. As of the date of this Agreement, there are no irrevocable proxies and no voting agreements (other than the Voting Agreement) to which the Company is a party with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(d)  Authority; Noncontravention; Approvals.

(i) The Company’s board of directors, at a meeting duly called and held, has by unanimous vote of all the directors (A) determined that the Merger, this Agreement, the Consolidation and Company Reorganization and the other transactions contemplated hereby are advisable and in the best interests of the Company and the Company’s stockholders, (B) approved the Merger, this Agreement, the Consolidation and Company Reorganization and the other transactions contemplated hereby, (C) recommended that this Agreement, the Consolidation and the transactions contemplated hereby be approved and adopted by the Company’s stockholders, and (D) directed that this Agreement be submitted to the stockholders of the Company (or its successor) for the purpose of adopting this Agreement, subject to the consummation of the Consolidation ((A)-(D) shall be referred to as the “Company Resolutions”). The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to (1) the receipt of the stockholder approval contemplated by Section 3.01(m), (2) the effectiveness of the Consolida-

tion and (3) adoption of the applicable Company Resolutions by the Board of Directors of the Consolidated Company. This Agreement and other agreements and documents executed by the Company in connection herewith have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except that (x) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally and (y) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(ii) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the charter or bylaws of the Company, or (B) assuming that the consents and approvals referred to in Section 3.01(d)(iii) are duly obtained, (I) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (II) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract of the Company, except (in the case of clause (B) above) for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that, either individually or in the aggregate, would not have a Material Adverse Effect on the Company or the Surviving Person.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other Person is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing with, and declared effectiveness by, the Securities Exchange Commission (“SEC”) of the registration statement on Form S-4 to be filed by Parent in connection with the issuance of the Parent Preferred Stock in the Merger (as amended and supplemented from time to time, the “Form S-4”) and the Joint Proxy Statement(s)/Prospectus(es) for the Consolidation and the Merger (the “Joint Proxy Statement”), (B) the Company Stockholder Approvals, (C) the filing of (I) the Certificate of Merger with the State Department of Assessment and Taxation in the State of Maryland, (II) the Certificate of Merger with the Secretary of State of the State of Delaware, (III) the Articles of Consolidation with the State Department of Assessment and Taxation in the State of Maryland and (IV) appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the “blue sky” laws of various states, specified on Schedule 3.01(e), (D) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable competition, merger control, antitrust or similar law or regulation, (E) any notices to or filings with the AMEX in connection with the Consolidation and the Merger, (F) the filing with the SEC of the Rule 13E-3 Transaction Statement on Schedule 13E-3, as amended and supplemented from time to time (the “Schedule 13E-3”) (G) any filings in connection with and approvals by the SEC required to cause the Consolidated Company to be the successor of the Company pursuant to Rule 12(g)(3) of the Exchange Act and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)  Company SEC Documents; Undisclosed Liabilities.

(i) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC (the “Company 2005 10-K”) and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by the Company or any of its Subsidiaries subsequent to the filing of the Company 2005 10-K under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act in the form filed, or to be filed with the SEC (collectively, the “Company SEC Documents”) (A) when filed (except as amended or supplemented prior to the date of this Agreement), complied or will comply as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), as the case may be, applicable to such Company SEC Documents, and (B) none of the Company SEC Documents when filed (except as amended or supplemented prior to the date of this Agreement), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company (including the related notes and schedules thereto) included in the Company SEC Documents comply or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and, as of their respective dates of filing with the SEC, fairly present or will fairly present in all material respects the consolidated financial posi-

tion of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

(ii) Except as set forth in the most recent financial statements included in the Company SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(f)  Information Supplied. None of the information supplied or to be supplied by the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company’s stockholders and Parent’s stockholders and at the time of each Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements relating to NHC/OP Sub or Parent or any of their Subsidiaries made or incorporated by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3 based on information supplied by NHC/OP Sub, Parent or any of their Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3, as the case may be.

(g)  Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date hereof, from December 31, 2005 to the date of this Agreement, (i) the Company has not acted, and has not permitted any of its Subsidiaries to act, in a manner prohibited by Section 4.01(a) and (ii) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(h)  Litigation. Except as disclosed in the Company SEC Documents filed prior to the date hereof, there is no (i) suit, action, proceeding, claim, grievance, demand or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets, properties, businesses or operations that, individually or in the aggregate, has had or would rea-

sonably be expected to have a Material Adverse Effect on the Company or (ii) any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(i)  Compliance with Applicable Laws.

(i) Each of the Company and its Subsidiaries is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, writs, stipulations, orders and decrees of any Governmental Entity applicable to it or its business or operations (collectively, “Legal Provisions”), except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities, promulgated under any Legal Provisions (collectively, “Permits”), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to so have in effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There has occurred no default under, or violation of, any such Permit, except individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, in and of themselves, would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(ii) Except for those matters disclosed in the Company SEC Documents filed prior to the date hereof and those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company:

(A) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any (1) written communication that alleges that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (2) written request from any Governmental Entity for information pursuant to any Environmental Law, or (3) written notice regarding any requirement proposed for adoption or implementation by any Governmental Entity under any Environmental Law which requirement is applicable to the operations of the Company or any of its Subsidiaries;

(B) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries;

(C) to the Knowledge of the Company, there have been no Releases of any Hazardous Material at the Company’s real property that could be reasonably expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(D) (1) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could be reasonably expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries, and (2) to the Knowledge of the Company, there are no Environmental Claims against any person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(iii) (A) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Materials; or (2) the failure to comply with any Environmental Law.

(B) “Environmental Laws” means all applicable federal, state, and local laws, rules, regulations, orders, decrees, judgments, legally binding agreements or permits issued, promulgated or entered into by or with any Governmental Entity, pursuant to any Environmental Law and relating to pollution, natural resources or protection of endangered or threatened species, health, safety or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls, and any other chemical, material, substance or waste regulated as a hazardous substance, hazardous waste, or other similar term under any applicable Environmental Law.

(D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, or discharge into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

(j)  Contracts. Except as filed as exhibits to the Company SEC Documents prior to the date of this Agreement, neither the Company nor its Subsidiaries are bound by any contract, arrangement, commitment or understanding (whether written or oral) that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) materially limits or otherwise materially restricts the Company or any of its Subsidiaries or would, after the Effective Time, materially limit the Surviving Person or any successor thereto, from engaging or competing in any material line of business. Each contract, arrangement, commitment or understanding (whether written or oral) described above in this Section 3.01(j) is referred to in this Agreement as a “Material Contract”. Neither the Company nor any of its Subsidiaries has Knowledge, or has received notice, of any violation of or default under a Material Contract, except for violations that would not have a Material Adverse Effect on the Company.

(k)  No Excess Parachute Payments. There is no amount or other entitlement or economic benefit that could reasonably be expected to be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approvals or the Parent Stockholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement or the Voting Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any director, officer or consultant of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of its Subsidiaries, the Surviving Person or any other person in the event that the excise Tax required by Section 4999 (a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”).

(l)  Taxes.

(i) The Company has filed or has caused to be filed all Tax Returns required to be filed by it and all such Tax Returns are complete and accurate in all respects, except for failures to file Tax Returns, or omissions or inaccuracies in any Tax Returns, that would not result in a Material Adverse Effect with respect to the Company. The Company has paid or caused to be paid all Taxes due and owing, and the most recent financial statements contained in the Company SEC Documents filed prior to the date hereof reflect an adequate reserve (excluding any reserves for deferred Taxes) for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements, except for failures to pay Taxes or to reflect adequate reserves that would not result in a Material Adverse Effect with respect to the Company.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes have been proposed, asserted or assessed in writing against the Company, except for any such deficiencies, examinations, litigation, adjustments or matters that have been resolved with the ap-

plicable Tax authority or that would not result in a Material Adverse Effect with respect to the Company. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes of the Company.

(iii) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(iv) The Company has complied in all respects with all applicable statutes, laws, ordinances, rules and regulations relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable laws, except, in each case, for any failures that would not result in a Material Adverse Effect with respect to the Company.

(v) As used in this Agreement, “Taxes” shall include all domestic or foreign (whether national, federal, state, provincial, local or otherwise) income, property, sales, excise, withholding and other taxes and similar governmental charges, including any interest, penalties and additions with respect thereto, and “Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(m)  Stockholder Approval. The affirmative votes of the holders of at least a majority of the issued and outstanding shares of Company Common Stock are the only votes of the Company’s stockholders required to approve the Consolidation and the Merger under applicable Legal Provisions and the organizational documents of the Company, NHR Sub and NHR-Delaware, Inc.

(n)  State Takeover Statutes. The Board of Directors of the Company has approved and declared advisable the terms of this Agreement and the consummation of this Agreement, the Consolidation and the Company Reorganization and the other transactions contemplated by this Agreement and has approved the Voting Agreement. Assuming stockholder approval of the Consolidation and the filing and acceptance for record of the Articles of Consolidation, this Agreement, the Voting Agreement, the Merger, the Consolidation, the Company Reorganization and the other transactions contemplated by this Agreement or by the Voting Agreement will not be subject to the provisions of Title 3, Subtitle 6 of the MGCL. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation or similar provision of the Company’s Charter applies or purports to apply to this Agreement, the Voting Agreement, the Merger, the Con-

solidation, the Company Reorganization or the other transactions contemplated by this Agreement or by the Voting Agreement.

(o)  Brokers. No broker, investment banker, financial advisor or other person, other than 2nd Generation Capital, LLC, the fees, commissions and expenses of which will be paid by the Company pursuant to an agreement, a true and complete copy of which has been delivered to NHC/OP Sub, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Voting Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(p)  Opinion of Financial Advisor. The Special Committee has received the opinion of 2nd Generation Capital, LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the stockholders of the Company, a signed copy of which opinion has been delivered to NHC/OP Sub.

(q)  Real Estate Matters.

(i) Unless otherwise disclosed on Section 3.01(q)(i) of the Company Disclosure Schedule, the Company or its Subsidiaries own the real properties (including all improvements thereon) listed in Section 3.01(q)(i) of the Company Disclosure Schedule (the “Company Owned Real Property”). With respect to the Company Owned Real Property:

(A) The Company or its Subsidiaries own and hold good and marketable fee simple title to each Company Owned Real Property free and clear of all liens, claims, mortgages and encumbrances except for Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean: (i) liens for taxes and assessments assessed by state or local jurisdictions not yet due and payable; (ii) imperfections of title, covenants, agreements, conditions, restrictions, reservations, easements, rights of way and other exceptions of record, if any, which do not materially adversely affect the present use of the Company Owned Real Property or the marketability thereof, or otherwise materially interfere with the business being conducted on the Company Owned Real Property; (iii) any statutory lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (iv) liens for taxes, assessments and charges and other claims which the Company is contesting in good faith; (v) all zoning and building laws, ordinances, resolutions and regulations; (vi) the Company Leases (as defined in Section 3.01(q)(ii)) and any liens, claims or encumbrances created by or arising from acts or omissions of lessees thereunder and (vii) any matters disclosed in the title insurance policies relating to the Company Owned Real Property; provided that a true and complete copy of such title insurance policies have been delivered to NHC/OP Sub.

(B) With respect to the Company Owned Real Property, there are no outstanding contracts for the sale of any Company Owned Real Property, except as set forth on in Section 3.01(q)(ii) of the Company Disclosure Schedule.

(C) Neither the whole nor any portion of the Company Owned Real Property has been condemned, requisitioned or otherwise taken by any public authority (a “Public Taking”), and no written notice of any Public Taking has been received by the Company with regard to any Company Owned Real Property. The Company has no Knowledge that any such Public Taking is threatened or contemplated. The Company has no Knowledge of any public improvements which have been ordered to be made and/or which have not heretofore been assessed, and the Company has no Knowledge of any special, general or other assessments pending, threatened against or affecting any Company Owned Real Property.

(ii) The Company or its Subsidiaries lease, as lessor, all of the real properties (including all improvements thereon) listed in Section 3.01(q)(ii) of the Company Disclosure Schedule (the “Company Leases”).

(iii) The Company or its Subsidiaries are the sole payees and mortgagees of the promissory notes listed in Section 3.01(q)(iii) of the Company Disclosure Schedule.

(iv) The Company or its Subsidiaries are the mortgagors of the mortgages listed in Section 3.01(q)(iv) of the Company Disclosure Schedule.

(v) There are no liens, filed or otherwise claimed, in connection with any work, labor and/or materials performed on or furnished in connection with the Company Owned Real Property prior to the Closing.

(r)  Section 3.01(r) of the Company Disclosure Schedule sets forth a true and complete list of each Company Benefit Plan and each Company Benefit Agreement. Neither the Company, any of its Subsidiaries nor any entity treated as a single employer with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code maintains, is required to contribute to, or otherwise has any liability, whether contingent or otherwise, with respect to any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to Section 412 of the Code or Title IV of ERISA, (iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law), or (iv) is a “defined benefit plan” (as defined in Section 414 of the Code), whether or not subject to the Code or ERISA. The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable Legal Requirements.

SECTION 3.02.  Representations and Warranties of NHC/OP Sub, NHC/OP and Parent. Except as set forth in the disclosure schedule delivered by NHC/OP Sub to the Company in connection with the execution of this Agreement (the “NHC/OP Sub Disclosure Schedule”), NHC/OP Sub, NHC/OP, and Parent represent and warrant to the Company as follows:

(a)  Organization, Standing and Power. Each of NHC/OP Sub, NHC/OP and Parent (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has the requisite organizational power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent. True and complete copies of the organizational documents of NHC/OP Sub, NHC/OP and Parent, as in effect as of the date of this Agreement, have previously been made available by NHC/OP Sub, NHC/OP and Parent to the Company.

(b)  Subsidiaries. Section 3.02(b)(i) of the NHC/OP Sub Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date of this Agreement and, for each such Subsidiary, the state of organization. All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent, free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and as set forth on Section 3.02(b)(ii) of the NHC/OP Sub Disclosure Schedule, Parent does not own, of record or beneficially, directly or indirectly, any capital stock or other equity or voting interest in any person.

(c)  Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 30,000,000 shares of common stock, par value $0.01 per share (the “Parent Common Stock”) and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Previously Authorized Parent Preferred Stock”). As of the close of business on November 30, 2006, (i) 12,307,596 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Previously Authorized Parent Preferred Stock were issued and outstanding, (iii) 1,111,548 shares of Parent Common Stock were reserved for issuance pursuant to the Employee Stock Purchase Plan, the 1997 Stock Option Plan, the 2004 Non-qualified Stock Option Plan, and the 2005 Stock Option Employee Stock Purchase, Physician Stock Purchase and Stock Appreciation Rights Plan (such plans, collectively, the “Parent Stock Plans”) and (iv) 1,471,000 shares of Parent Common Stock were subject to outstanding options or other rights to purchase shares of Parent Common Stock granted under the Parent Stock Plans (the “Parent Stock Options”). Except as set forth above, as of the close of business on November 30, 2006, no shares of capital stock of, or other equity or voting interests in, Parent or options, warrants or other rights to acquire any such stock, securities or interests were issued, reserved for issuance or outstanding. During the period November 30, 2006, to the date of this Agreement (A) there have been no issuances by Parent or any of its Subsidiaries of shares of capital stock of, or other equity or voting interests in, Parent other than issuances of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options outstanding on such date as required by their terms as in effect on the date of this Agreement, and (B) there have been no issuances by Parent or any of its Subsidiaries of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, Parent. All outstanding shares of Parent Common Stock are, and all shares that may be issued pursuant to the Parent Stock Plans or upon conversion of the Parent Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries, and, except as set forth above, no securities or other instruments or obligations of Parent or any of its Subsidiaries the value of which is in any way based upon or derived from any capital or voting stock of Parent, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent or any of its Subsidiaries may vote. Except as set forth above or as otherwise contemplated herein there are no securities, options, warrants, calls, rights, contracts or agreements of any kind to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or agreement. As of the date of this Agreement, there are no irrevocable proxies and no voting agreements (other than the Voting Agreement) to which Parent is a party with respect to any shares of the capital stock of, or other equity or voting interests in, Parent or any of its Subsidiaries.

The authorized limited liability membership interests of NHC/OP Sub are duly authorized, validly issued and held of record by NHC/OP. The partnership interests of NHC/OP are duly authorized and held of record by Parent and NHC-Delaware, Inc.

(d)  Authority; Noncontravention. The general partner of NHC/OP, the sole managing member of NHC/OP Sub and the Board of Directors of Parent have approved the Merger and this Agreement. Each of NHC/OP Sub, NHC/OP and Parent has the requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NHC/OP Sub, NHC/OP and Parent, and the consummation by NHC/OP Sub, NHC/OP and Parent of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of NHC/OP Sub, NHC/OP and Parent, subject to approval by Parent’s stockholders. This Agreement and other agreements and documents executed by NHC/OP Sub, NHC/OP and Parent and their respective Affiliates in connection herewith have been duly and validly executed and delivered by NHC/OP Sub, NHC/OP and Parent, respectively, and constitute valid and binding obligations of NHC/OP Sub, NHC/OP and Parent, respectively, enforceable against NHC/OP, NHC/OP Sub and Parent in accordance with their respective terms, except that (x) such enforce-

ment may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors’ rights generally, and (y) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity or other Person is required by or with respect to NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by NHC/OP Sub, NHC/OP and Parent or the consummation by NHC/OP Sub, NHC/OP and Parent of the transactions contemplated hereby, except for (i) the filing with, and declared effectiveness by, the SEC of the Form S-4 and the Joint Proxy Statement, (ii) consents, authorizations, approvals, filings or exemptions in connection with the rules of the AMEX, (iii) the Parent Stockholder Approval, (v) the filing of (A) the amendment to Parent’s Certificate of Incorporation with respect to the Parent Preferred Stock, (B) the Articles of Merger with the Secretary of State of the State of Delaware, and (C) the Articles of Merger with the State Department of Assessment and Taxation in the State of Maryland and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the “takeover” or “blue sky” laws of various states, (vi) the filing of a premerger notification and report form by Parent under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation, (vii) the filing with the SEC of the Schedule 13E-3 and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent.

(e)  Parent SEC Documents. Parent has filed with the SEC all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by Parent since January 1, 2006 (collectively, “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document filed and publicly available prior to the date of this Agreement has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the related notes) of Parent included in the Parent SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the related notes) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Except as set forth in the most recent financial statements included in the Parent SEC Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Parent.

(f)  Information Supplied. None of the information supplied or to be supplied by NHC/OP Sub or Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement will, at the date it is first mailed to each of the Company’s stockholders and Parent’s stockholders and at the time of each of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Joint Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder. No representation or warranty is made by NHC/OP Sub or Parent with respect to statements relating to the Company or any of its Subsidiaries made or incorporated by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3 based on information supplied by the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3, as the case may be.

(g)  Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, from December 31, 2005, to the date of this Agreement, (i) Parent has not acted, and has not permitted any of its Subsidiaries to act, in a manner prohibited by Section 4.01(b) and (ii) there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(h)  Litigation. Except as disclosed in the Parent SEC Documents, there is no suit, action, proceeding, claim, grievance, demand or investigation pending or, to the Knowledge of Parent, threatened against or affecting the Parent or any of its Subsidiaries or any of their respective assets, properties, businesses or operations that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(i)  Compliance with Applicable Laws.

(i) Each of Parent and its Subsidiaries is in compliance with all Legal Provisions, except for instances of noncompliance or possible noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has in effect all material Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted, except where the failure to so have in effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There has occurred no default under, or violation of, any such Permit, except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. The consummation of the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, in and of themselves, would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

(ii) Except for those matters disclosed in Parent SEC Documents and those matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent:

(A) Parent and each of its Subsidiaries are in compliance with all applicable Environmental Laws, and neither Parent nor any of its Subsidiaries has received any (1) written communication that alleges that Parent or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law, (2) written request from any Governmental Entity for information pursuant to any Environmental Law, or (3) written notice regarding any requirement proposed for adoption or implementation by any Government Entity under any Environmental Law which requirement is applicable to the operations of Parent or any of its Subsidiaries;

(B) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries;

(C) to the Knowledge of Parent there have been no Releases of any Hazardous Material that could be reasonably expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and

(D) (1) neither Parent nor any of its Subsidiaries has retained or assumed either contractually or by operation of law any liabilities or obligations that could be reasonably expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries, and (2) to the Knowledge of Parent, there are no Environmental Claims against any person whose liabilities for such Environmental Claims Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(j)  Taxes.

(i) Parent and its subsidiaries have filed or has caused to be filed all Tax Returns required to be filed by them and all such Tax Returns are complete and accurate in all respects, except for failures to file Tax Returns, or omissions or inaccuracies in any Tax Returns, that would not result in a Material Adverse Effect with respect to Parent. Each of Parent and its subsidiaries has paid or caused to be paid all Taxes due and owing, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve (excluding any reserves for deferred Taxes) for all Taxes payable by Parent or its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except for failures to pay Taxes or to reflect adequate reserves that would not result in a Material Adverse Effect with respect to Parent.

(ii) No deficiencies, audit examinations, refund litigation, proposed adjustments or matters in controversy for any Taxes have been proposed, asserted or assessed in writing against Parent or its Subsidiaries, except for any such deficiencies, examinations, litigation, adjustments or matters that have been resolved with the applicable Tax authority or that would not result in a Material Adverse Effect with respect to Parent. There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes of Parent.

(iii) Parent has complied in all respects with all applicable statutes, laws, ordinances, rules and regulations relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any Federal, state, local or foreign Tax laws) and has, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over under applicable laws, except, in each case, for any failures that would not result in a Material Adverse Effect with respect to Parent.

(k)  Voting Requirements. The affirmative vote in favor of the establishment and issuance of the Parent Preferred Stock (including any related amendment to the Certificate of Incorporation of Parent) at the Parent Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of Parent Common Stock casting votes at the Parent Stockholders Meeting (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve, in accordance with the applicable rules of by the American Stock Exchange, Inc. (the “AMEX”) on the Closing Date, the issuance of the Parent Preferred Stock in connection with the Merger. No other approval of the stockholders of Parent required with respect to this Agreement or the transactions contemplated hereby or by the Voting Agreement.

(l)  Brokers. No broker, investment banker, financial advisor or other person, other than Avondale Partners, LLC, the fees, commissions and expenses of which will be paid by NHC/OP Sub, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the Voting Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

(m)  Opinion of Financial Advisor. The Special Committee of the Board of Directors of Parent has received the opinion of Avondale Partners, LLC dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to NHC/OP Sub and Parent, a signed copy of which opinion has been delivered to the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.01.  Conduct of Business.

(a)  Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by NHC/OP Sub or in the ordinary course of business, consistent with past practice, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or other equity or voting interests or securities, except for (1) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, and (2) the 2006 Dividend and the REIT Dividend, (B) split, combine or reclassify any of its capital stock or other equity or voting interests or securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other equity or voting interests or securities, or (C) purchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests or securities of the Company or any of its Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or other equity or voting interests or securities;

(ii) other than as set forth on Section 4.01(a)(ii) of the Company Disclosure Schedule, issue, deliver, sell, grant, pledge, dispose of or otherwise encumber or subject to any Lien any shares of its capital stock, any other equity or voting interests or securities or any securities convertible into, or exchangeable or exercisable for, or any rights, warrants, calls or options to acquire, (i) any such shares or equity or voting interests or securities, or (2) any “phantom” stock, “phantom” stock rights or any stock appreciation rights, stock based performance units or other rights that are linked to the price of Company Common Stock, other than the issuance of shares of Company Common Stock upon the exercise of the

Company Stock Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement;

(iii) amend or propose to amend the Company charter or the bylaws of the Company or the comparable organizational documents of any of the Company’s Subsidiaries, except as required by law;

(iv) directly or indirectly acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any person or division, business or equity interest of any person;

(v) terminate the Management Agreement;

(vi) except as otherwise contemplated by this Agreement or as required to comply with applicable law or the terms of any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (A) adopt, enter into, terminate or amend (1) any collective bargaining agreement, Company Benefit Plan (including any Company Stock Plan) or Company Benefit Agreement, (B) increase in any manner the compensation, bonus or fringe or other benefits of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or grant any type of compensation, bonus or fringe or other benefits, to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries not previously receiving or entitled to receive such type of compensation, bonus or fringe or other benefit, except for normal increases in cash compensation other than to officers or directors in the ordinary course of business consistent with past practice, (C) pay any benefit or amount (including by granting or accelerating the vesting of any equity-based awards) not required under any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement or (D) grant any severance or termination pay or increase in any manner the severance or termination pay of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries;

(vii) change its fiscal year, revalue any of its material assets or, except as required by a change in GAAP or applicable law, make any changes in financial or accounting methods, principles or practices;

(viii) take any action that would cause the Company not to qualify and be taxable as a REIT under the Code;

(ix) authorize, commit or agree to take any of the foregoing actions or any action which would (A) make any of the representations and warranties of the Company that are qualified as to materiality untrue or incorrect, (B) make any of the representations and warranties of the Company which are not so qualified untrue or incorrect in a material respect or (C) be reasonably likely to result in any of the conditions to the Merger set forth in this Agreement not being satisfied;

(x) carry on their respective businesses other than in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, or fail to use other than their respective reasonable best efforts to keep available the services of their respective present officers and key employees, preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time;

(xi) (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business;

(xii) other than as set forth on Section 4.01(a)(xii) of the Company Disclosure Schedule, sell, lease or otherwise dispose of any of its assets (including the capital stock of Subsidiaries of the Company) other than in the ordinary course of business;

(xiii) (A) enter into any joint venture, partnership or similar arrangement, (B) make any loans, advances or capital contributions to, or investments in, any other person, other than loans or investments by the Company or a Subsidiary of the Company in the Company or any Subsidiary of the Company, or (C) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than refinancings of pre-existing indebtedness;

(xiv) (A) modify, amend or terminate any Material Contract of the Company or any of its Subsidiaries, (B) waive any material rights under any Material Contract of the Company or any of its Subsidiaries or (C) enter into any agreement that would constitute a Material Contract of the Company or any of its Subsidiaries if entered into as of the date of this Agreement, other than (with respect to clauses (A) and (C)) in the ordinary course of business consistent with past practice;

(xv) settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive, release or assign any rights or claims in any case without the prior written consent of NHC/OP Sub; or

(xvi) commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Entity or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound, except to the extent required by law;

provided that nothing herein shall prohibit the Company Reorganization or the Consolidation.

(b)  Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock or other equity or voting interests or securities, except for (1) dividends and distributions (including liquidating distributions) by a direct or indirect wholly owned Subsidiary or Parent to its parent, or (2) normal quarterly cash dividends by Parent to the holders of Parent Common Stock, or (B) split, combine or reclassify any of its capital stock or other equity or voting interests or securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any other equity or voting interests or securities;

(ii) amend or propose to amend the certificate of incorporation or the by-laws of Parent or the comparable organizational documents of any of Parent’s Subsidiaries, except in accordance with the terms of this Agreement (including in connection with the authorization of the Parent Preferred Stock) or as required by law;

(iii) change its fiscal year, revalue any of its material assets or, except as required by a change in GAAP or applicable law, make any changes in financial, accounting methods, principles or practices; or

(iv) authorize, commit or agree to take any of the foregoing actions or any action which would (A) make any of the representations and warranties of NHC/OP Sub, NHC/OP and Parent that are qualified as to materiality untrue or incorrect, (B) make any of the representations and warranties of NHC/OP Sub, NHC/OP and Parent which are not so qualified untrue or incorrect in a material respect or (C) be reasonably likely to result in any of the conditions to the Merger set forth in this Agreement not being satisfied or cause the Company to do any of the foregoing.

(c)  Advice of Changes; Filings. Subject to applicable laws relating to the confidentiality of information, each of the Company and NHC/OP Sub shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of NHC/OP Sub, made by Parent) contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of NHC/OP Sub, of Parent) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and NHC/OP Sub shall each promptly provide the other copies of all filings made by such party (and, in the case of NHC/OP Sub, by Parent) with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.

SECTION 4.02.  No Solicitation.

(a)  The Company and its Subsidiaries and the officers and directors of the Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall use their respective best efforts to cause the Company’s and its Subsidiaries’ other employees and any investment banker, financial advisor, attorney, consultant, accountant or other representative of the Company or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate any Company Takeover Proposal, (ii) provide any nonpublic information or data to any person relating to a Company Takeover Proposal, or engage in any negotiations concerning a Company Takeover Proposal, or knowingly facilitate any effort or attempt to make or implement a Company Takeover Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement to the extent permitted by this Section 4.02), or (v) agree to do any of the foregoing related to any Company Takeover Proposal. The term “Company Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that is reasonably likely to lead to (x) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of any assets (other than sales of investment securities in the ordinary course of business) of the Company or any of its Subsidiaries or any shares of Company Common Stock or other class of capital stock of, or any other equity or voting interests in, the Company or any of its Subsidiaries, (y) a breach of any of the provisions of this Agreement or any interference with the completion of the Merger or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; provided that nothing herein shall prohibit the Company Reorganization or the Consolidation;

(b)  Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholders Approval, the Board of Directors of the Company may (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Company Takeover Proposal or make any disclosures as to factual matters that are required by applicable law or which a majority of a committee composed of disinterested members of the Board of Directors of the Company (such committee, the

“Special Committee”), after consultation with outside counsel, determines in good faith is required in the exercise of its fiduciary duties under applicable law, (B) withdraw or modify in a manner adverse to NHC/OP Sub or Parent, or propose to publicly withdraw or modify in a manner adverse to NHC/OP Sub or Parent, the approval or recommendation of the Board of Directors of the Company of this Agreement or the Merger (a “Change in Company Recommendation”) or (C) engage in any discussions or negotiations with, or furnish any information with respect to the Company and its Subsidiaries to, any person in response to an unsolicited bona fide written Company Takeover Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C): (i) the Company has complied in all material respects with this Section 4.02; (ii) the Special Committee, after consultation with outside counsel, determines in good faith that such action is required in the exercise of its fiduciary duties under applicable law; (iii) in the case of clause (B) above, (I) if the Company has received an unsolicited bona fide written Company Takeover Proposal from a third party, the Special Committee concludes in good faith that such Company Takeover Proposal constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by NHC/OP Sub pursuant to clause (III) below, (II) it has notified NHC/OP Sub, at least five business days in advance of its intention to effect a Change in Company Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to NHC/OP Sub a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (III) prior to effecting such a Change in Company Recommendation, it has, and has caused its financial and legal advisors to, negotiate with NHC/OP Sub in good faith to make such adjustments in the terms and conditions of this Agreement as would enable it to proceed with the Merger and the other transactions contemplated hereby without violating its fiduciary duties under applicable law (it being understood NHC/OP Sub shall have no such obligation to change any terms or conditions of this Agreement); (iv) in the case of clause (C) above, the Special Committee concludes in good faith that there is a reasonable likelihood that such Company Takeover Proposal constitutes a Superior Proposal, and prior to furnishing any information with respect to the Company or its Subsidiaries in connection with the Company Takeover Proposal, the Special Committee receives from such person an executed confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement; and (v) the Company immediately (and in any event prior to furnishing any information with respect to the Company or its Subsidiaries to any person or entering into discussions or negotiations with any person) notifies NHC/OP Sub of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence) and advises NHC/OP Sub of any material developments (including any changes in such terms and conditions) with respect to such inquiries, proposals or offers as promptly as practicable after the occurrence thereof.

(c)  The Company agrees that it will immediately cease and cause its Subsidiaries, and its and their Representatives, to cease any and all existing activities, discus-

sions or negotiations with any third parties conducted heretofore with respect to any Company Takeover Proposal, and request in writing to any such third parties in possession of nonpublic information about it or any of its Subsidiaries that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any representative of any such third party, and use commercially reasonable efforts to receive certification of such return or destruction, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Company Takeover Proposal.

(d)  Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to clause (A) of Section 4.02(b) shall be deemed to be a Change in Company Recommendation unless the Board of Directors of the Company expressly reaffirms that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement in such disclosure.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.  Preparation of the Form S-4, the Joint Proxy Statement and the Schedule 13E-3. As soon as practicable following the date of this Agreement, the Company and Parent shall (a) prepare and file with the SEC the Joint Proxy Statement and the Schedule 13E-3 and (b) Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall and shall cause their respective counsel, accountants and other advisors to use all reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including causing accountants to deliver necessary or required instruments such as opinions, consents and certifications) and to keep the Form S-4 effective for so long as necessary to complete the Merger. The Company will cause (and will make provision that its successor cause) the Joint Proxy Statement to be mailed to the Company’s stockholders for purposes of approving the Consolidation and the Merger, and Parent will cause the Joint Proxy Statement to be mailed to Parent’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) reasonably required to be taken under any applicable state securities laws in connection with the issuance of Parent Preferred Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Parent in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement and the Form S-4. The parties shall cooperate and notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement, the Form S-4 or the Schedule 13E-3 or for additional information, and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4, the Schedule 13E-3, the Merger or the other transactions contemplated by this Agreement or the Voting Agreement. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing, or amendment or supplement to, the Joint Proxy Statement or the Schedule 13E-3 will be made by Parent or the Company, in each case (i) without providing the other party a reasonable opportunity to review and comment thereon or (ii) without the approval of both Parent and the Company, which approval shall not be unreasonably withheld or delayed; provided, that, with respect to documents filed by a party hereto that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations or the Merger. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4, the Joint Proxy Statement or the Schedule 13E-3 (including the consummation of the Company Reorganization or the Consolidation), so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Parent and the stockholders of the Company.

SECTION 5.02.  Stockholder Meetings.

(a)  Company Stockholders Meeting for Consolidation. The Company shall (i) as soon as practicable following the date of this Agreement, establish a record date (which shall be as soon as practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting shall not, in any event, take place later than 30 days after the mailing of the Joint Proxy Statement to the Company’s stockholders for the purpose of obtaining Approval of the Consolidation (as defined in Section 6.01(a)) and (ii) subject to Section 4.02(b), through its Board of Directors, acting upon the recommendation of the Special Committee, unless their fiduciary duties require otherwise, recommend to its stockholders the approval of the Consolidation.

(b)  Company Stockholders Meeting for Merger. The Company shall (i) as soon as practicable following Approval of Consolidation, establish a record date (which shall be as soon as practicable following the date of Approval of Consolidation) for, duly call, give notice of, convene and hold a meeting of its stockholders, which meeting shall not, in any event, take place later than 30 days after the mailing of the Joint Proxy Statement to the Company’s stockholders for the purpose of obtaining Approval of the Merger (as defined in Section 6.01(a), such meeting together with the meeting for purposes of Approval of Consolidation, collectively, the “Company Stockholders Meeting”) and (ii) subject to Section 4.02(b), through its Board of Directors, acting upon the recommendation of the Special Committee, unless their fiduciary duties require otherwise, recommend to its stockholders the adoption of this Agreement.

(c)  Parent Stockholders Meeting. Parent shall (i) establish a record date (which shall be as soon as practicable following the date of Approval of Consolidation by the stockholders of the Company) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and (ii) through its Board of Directors, acting upon the recommendation of a committee comprised of a majority of the disinterested members of its Board of Directors, unless their fiduciary duties require otherwise, recommend to its stockholders the approval of the issuance of Parent Preferred Stock in connection with the Merger.

SECTION 5.03.  Access to Information; Confidentiality. Subject to the terms of the confidentiality agreement between Parent and the Company dated as of March 17, 2006, as extended by amendment on October 9, 2006 (the “Confidentiality Agreement”), upon reasonable notice, each party shall, and shall cause each of its Subsidiaries to, afford to the other party and to their officers, directors and Representatives, reasonable and prompt access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, each party shall, and shall cause each of its Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement, form and other document (including all exhibits and all other information incorporated therein) filed by it during such period pursuant to the requirements of domestic or foreign (whether national, Federal, state, provincial, local or otherwise) securities laws and (b) all other information concerning the Company’s (and its Subsidiaries’) business, properties, assets, books, contracts, commitments, personnel and records as the other party may reasonably request. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each party shall hold, and shall cause its directors, officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

SECTION 5.04.  Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement or the Voting Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing set forth in Article VI to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations and filings (including the filing of any premerger notification and report form under the HSR Act); and (iii) the obtaining of all necessary waivers, consents, approvals or authorizations from third parties. The Company, NHC/OP Sub, NHC/OP and Parent shall provide such assistance, information and cooperation to each other as is reasonably required to obtain any such actions, nonactions, waivers, consents, approvals, orders and authorizations and, in connection therewith, will notify the other party promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand.

SECTION 5.05.  Company Reorganization and Consolidation. The Company agrees to effect the Company Reorganization and the Consolidation when the conditions set forth in Section 6.01 (other than filing of the Articles of Consolidation) and 6.02 are satisfied.

SECTION 5.06.  [Intentionally Omitted]

SECTION 5.07.  Indemnification, Exculpation and Insurance.

(a)  NHC/OP Sub and Parent agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement and listed on Section 5.07 of the Company Disclosure Schedule, shall be assumed by the Surviving Person in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for six years following the Merger.

(b)  In the event that the Surviving Person or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, NHC/OP Sub shall cause proper provision to be made so that the successors and assigns of the Surviving Person assume the obligations set forth in this Section 5.07.

(c)  For four years after the Effective Time, NHC/OP Sub shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the Effective Time, covering each person covered as of the date hereof by the Company’s directors’ and officers’ liability insurance policy (a true, complete and correct copy of which has heretofore been delivered to NHC/OP Sub), on terms with respect to such coverage and amounts no less favorable in any material respect than those of such policy in effect on the date of this Agreement; provided that NHC/OP Sub may substitute therefor a policy or policies of a reputable insurance company containing terms with respect to coverage and amount no less favorable in any material respect to such insured persons.

(d)  The provisions of this Section 5.07 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.08.  Fees and Expenses. Except as provided in this Section 5.08 and Section 7.02, all fees and expenses incurred in connection with the Merger, this Agreement, the Voting Agreement and the other transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that NHC/OP Sub shall bear and pay all of (i) the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filing fees (A) for the premerger notification and report forms under the HSR Act and (B) incurred in connection with any other applicable competition, merger control, antitrust or similar law or regulation.

SECTION 5.09.  Public Announcements. NHC/OP Sub and Parent, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger or the Voting Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Voting Agreement shall be in the form previously agreed to by the parties.

SECTION 5.10.  Affiliates. As soon as practicable after the date hereof (and, in any case, no later than the date of the mailing of the Joint Proxy Statement with respect to the Merger), the Company shall deliver to Parent a letter identifying all persons who are, or are expected to be, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its commercially reasonable efforts to cause each such person to deliver to NHC/OP Sub at least 30 calendar days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

SECTION 5.11.  AMEX Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Preferred Stock issuable in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

SECTION 5.12.  Tax Treatment. The parties hereto intend to treat the Merger, for all applicable income tax purposes, as a taxable sale by the Company of all of its assets (subject to all of its liabilities) to NHC/OP in exchange for the Merger Consideration, followed by a taxable liquidation of the Company.

SECTION 5.13.  Rule 16b-3. The Board of Directors of the Company (or the compensation committee of such Board of Directors) and Parent shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of the Company Common Stock and Company Stock Options and the acquisition in the Merger of Parent Preferred Stock and Adjusted Options, if any, to be exempt from the provisions of Section 16(b) of the Exchange Act.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by applicable law) waiver on or prior to the Closing Date of the following conditions:

(a)  Stockholder Approvals. The Consolidation shall have been approved by the Requisite Stockholder Vote and the Articles of Consolidation shall have been filed with, and accepted for record by, the State Department of Assessment and Taxation of Maryland. The Merger shall have been approved by the Requisite Stockholder Vote of the Consolidated Company. For these purposes, “Requisite Stockholder Vote” shall mean (i) the affirmative approval of a majority of all votes entitled to be cast on the matter and (ii) the affirmative vote of a majority of all votes entitled to be cast on the matter, except those that may be cast by Affiliated Stockholders. As used herein, “Affiliated Stockholder” means a stockholder who is a director or officer of the Company, the Consolidated Company, any of their Affiliates or Parent or who is otherwise an Affiliate of the Company.

(b)  HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable competition, merger control, antitrust or similar law or regulation shall have been terminated or shall have expired.

(c)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect (i) preventing the consummation of the Merger or (ii) which otherwise has had or could reasonably be expected to have a Material Adverse Effect on either Parent or the Company.

(d)  Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC and not concluded or withdrawn.

(e)  AMEX Listing. The shares of Parent Preferred Stock issuable to the Company’s stockholders in the Merger as contemplated by this Agreement shall have been approved for listing on the AMEX, subject to official notice of issuance.

(f)  Company Reorganization. The Company Reorganization shall have been consummated by all parties.

SECTION 6.02.  Conditions to Obligations of NHC/OP Sub and Parent. The obligations of NHC/OP Sub and Parent to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable law) waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. (i) Except as a result of the Company Reorganization or the Consolidation, the representations and warranties of the Company set forth in Section 3.01(a), Section 3.01(c), the first four sentences of Section 3.01(d) and Section 3.01(n) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), and (ii) except pursuant to the Company Reorganization or the Consolidation, the representations and warranties of the Company (other than those listed in the preceding clause (i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), except to the extent that the facts or matters as to which such representations and warranties referred to in this clause (ii) are not so true and correct as of such dates (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. NHC/OP Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NHC/OP Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)  No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, or any Restraint resulting from any such action, (i) challenging the acquisition by NHC/OP Sub or NHC/OP of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, seeking to place limitations on the ownership of shares of Company Common Stock (or membership interests of the Surviving Person) by NHC/OP Sub or NHC/OP or seeking to obtain from the Company, NHC/OP Sub, NHC/OP or Parent any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries of any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, or to compel the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries, (iv) seeking to impose limitations on the ability of NHC/OP Sub or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company, or (v) otherwise having, or being reasonably expected to have, a Material Adverse Effect on the Company.

(d)  No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect relating to the Company.

SECTION 6.03.  Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable law) waiver on or prior to the Closing Date of the following conditions:

(a)  Representations and Warranties. (i) The representations and warranties of NHC/OP Sub, NHC/OP and Parent set forth in Section 3.02(a), Section 3.02(c) and the first four sentences of Section 3.02(d) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), and (ii) the representations and warranties of NHC/OP Sub, NHC/OP and Parent (other than those listed in the preceding clause (i)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications and limitations as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent. The Company shall have received a certificate signed on behalf of NHC/OP Sub by an executive officer of NHC/OP Sub to such effect.

(b)  Performance of Obligations of NHC/OP Sub, NHC/OP and Parent. NHC/OP Sub, NHC/OP and Parent shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of NHC/OP Sub by an executive officer of NHC/OP Sub to such effect.

(c)  No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, or any Restraint resulting from any such action, (i) challenging the acquisition by NHC/OP Sub or NHC/OP of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreement, seeking to place limitations on the ownership of shares of Company Common Stock (or membership interests of the Surviving Person) by NHC/OP Sub or NHC/OP or seeking to obtain from the Company, NHC/OP Sub, NHC/OP or Parent any damages that are material in relation to the Company and its Subsidiaries, taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries of any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, or to compel the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries to divest or hold separate any portion of any current business or of any current assets of the Company, NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries, as a result of the Merger, (iii) seeking to prohibit NHC/OP Sub, NHC/OP, Parent any of their respective Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any of its Subsidiaries, (iv) seeking to impose limitations on the ability of NHC/OP Sub or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock on all matters properly presented to the stockholders of the Company, or (v) otherwise having, or being reasonably expected to have, a Material Adverse Effect on NHC/OP Sub, NHC/OP or Parent.

(d)  No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Material Adverse Effect relating to NHC/OP Sub, NHC/OP or Parent.

SECTION 6.04.  Frustration of Closing Conditions. None of NHC/OP Sub, NHC/OP, Parent or the Company may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement and the Voting Agreement, as required by and subject to Section 5.04.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.  Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approvals and/or the Parent Stockholder Approval:

(a)  by mutual written consent of NHC/OP Sub and the Company;

(b)  by either NHC/OP Sub or the Company, upon written notice to the other party: (i) if the Merger shall not have been consummated by June 30, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such time and such action or failure to act constitutes a breach of this Agreement; (ii) if the Company Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at a Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; (iii) if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a Parent Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or (iv) if any Restraint having any of the effects set forth in Section 6.01(c) shall be in effect and shall have become final and nonappealable;

(c)  by NHC/OP Sub, upon written notice to the Company (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) is incapable of being cured by the Company by June 30, 2007 or (ii) if any Restraint referred to in Section 6.02(c) shall be in effect and shall have become final and nonappealable;

(d)  by the Company, upon written notice to NHC/OP Sub, (i) if NHC/OP Sub, NHC/OP or Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) is incapable of being cured by NHC/OP Sub, NHC/OP or Parent by June 30, 2007, or (ii) if, prior to June 30, 2007, the Special Committee of the Board of Directors of the Company shall have provided written notice to NHC/OP Sub that the Company is prepared, upon termination of this Agreement, to enter into a binding written definitive agreement for a Superior Proposal; provided, however, that, in the case of this clause (ii): (A) the Company shall have complied with Section 4.02 in all material respects, (B) the Special Committee shall have reasonably concluded in good faith (prior to giving effect to any offer which may be made to the Company by NHC/OP Sub pursuant to clause (C) below) in consultation with its financial advisors and outside counsel, that such proposal is a Superior Proposal and (C) NHC/OP Sub does not make, within five business days after receipt of the Company’s written notice referred to above in this clause (ii) an offer that the Special Committee of the Board of Directors of the Company shall have reasonably concluded in good faith in consultation with its financial advisors and outside counsel is at least as favorable to the stockholders of the Company as the Superior Proposal;

(e)  by NHC/OP Sub, upon written notice to the Company, if (i) the Special Committee shall have failed to recommend that this Agreement and the transactions contemplated hereby be approved and adopted by the Company’s stockholders or effected a Change in Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or (ii) the Company failed to call or hold the Company Stockholders Meeting in accordance with Section 5.02(a) or to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.01, or (iii) the Company otherwise failed to comply with or perform its obligations under Section 4.02; or

(f)  except as a result of the actions of any party which are a breach of this Agreement, by either NHC/OP Sub or the Company if the Consolidation shall not have been approved by the Requisite Stockholder Vote.

SECTION 7.02.  Effect of Termination.

(a)  Liabilities. In the event of termination of this Agreement by either the Company or NHC/OP Sub as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of NHC/OP Sub, NHC/OP, Parent or the Company, other than the provisions of Section 3.01(o), Section 3.02(l), the first sentence of Section 5.03, Section 5.08, this Section 7.02 and Article VIII, which provisions survive such termination, and except to the extent that such termination results from the willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)  Payments:

(i) If this Agreement is terminated pursuant to Section 7.01(d)(ii) the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination.

(ii) If (x) this Agreement is terminated pursuant to Section 7.01(e), in circumstances involving the entry or proposed entry into a definitive agreement by the Company in response to a Section 7.02 Company Takeover Proposal, and (y) at any time after the date of this Agreement and before such termination, a Section 7.02 Company Takeover Proposal has been publicly disclosed or otherwise communicated to the Special Committee, the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination; provided however, that no such payment shall be required if, within five business days after such announcement or other communication, the Special Committee (A) determines that such Section 7.02 Company Takeover Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, NHC/OP Sub and the person or persons that made the Section 7.02 Company Takeover Proposal and (C) in the case of any Section 7.02 Company Takeover Proposal that has been publicly disclosed, files with the SEC, and mails to the Company’s stockholders, a supplement to the Joint Proxy Statement describing such determination and reaffirming that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement; provided, further, however, if, at any time prior to the first anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, a Section 7.02 Company Takeover Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay to NHC/OP Sub the Termination Fee not later than the date of consummation of the transaction relating to such Section 7.02 Company Takeover Proposal. If this Agreement is terminated pursuant to Section 7.01(e) in circumstances not involving the entry or proposed entry into a definitive agreement by the Company in response to a Section 7.02 Company Takeover Proposal the Company shall pay the Acquirer Expenses to NHC/OP Sub within two business days after demand is made by NHC/OP Sub ;

(iii) If this Agreement is terminated pursuant to Section 7.01(c)(i), the Company shall pay to NHC/OP Sub the Acquirer Expenses within two business days after demand is made by NHC/OP Sub . If at any time after the date of this Agreement and before termination pursuant to Section 7.01(c)(i), a Section 7.02 Company Takeover Proposal has been publicly disclosed or otherwise communicated to the Special Committee, the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination; provided, however, that no such payment shall be required if, within five Business Days after such announcement or other communication, the Special Committee (A) determines that such Section 7.02 Company Takeover Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, NHC/OP Sub and the person or persons that made the Section 7.02 Company Takeover Proposal and (C) in the case of any Section 7.02 Company Takeover Proposal that has been publicly disclosed, files with the SEC, and mails to the Company’s stockholders, a supplement to the Joint Proxy Statement describing such determination and reaffirming that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement;

(iv) If (x) this Agreement is terminated pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) and (y) at any time after the date of this Agreement and before such termination, a Section 7.02 Company Takeover Proposal has been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company, the Company shall pay to NHC/OP Sub the Termination Fee on the business day following such termination; provided, however, that no such payment shall be required if, within 5 business days after such announcement or other communication, the Special Committee (A) determines that such Section 7.02 Company Takeover Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, NHC/OP Sub and the person or persons that made the Section 7.02 Company Takeover Proposal and (C) in the case of any Section 7.02 Company Takeover Proposal that has been publicly disclosed, files with the SEC, and mails to the Company’s stockholders, a supplement to the Joint Proxy Statement describing such determination and reaffirming that the Merger is advisable, fair to and in the best interests of the Company’s stockholders and recommends that the Company’s stockholders vote in favor of the adoption of this Agreement; provided, further, however, if, at any time prior to the first anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, a Section 7.02 Company Takeover Proposal, or agrees or resolves to do any of the foregoing, the Company shall pay to NHC/OP Sub the Termination Fee not later than the date of consummation of the transaction relating to such Section 7.02 Company Takeover Proposal;

(v) If this Agreement is terminated pursuant to Section 7.01(d)(i), NHC/OP Sub shall pay the Company Expenses to the Company within two business days after demand is made by the Company.

(vi) All payments under this Section 7.02 shall be made by wire transfer of immediately available funds to the account specified by NHC/OP Sub or the Company, as the case may be. In no event shall the Termination Fee be paid more than once.

(c)  Each of the Company and NHC/OP Sub acknowledges that the agreements contained in this Section 7.02 are critical provisions of the transactions contemplated hereby and that without these agreements the other party would not enter into this Agreement. Accordingly, if any party fails to pay all amounts due to the other party on the dates specified, the failing party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other party.

SECTION 7.03.  Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by the Special Committee on behalf of the Company, by its sole managing member on behalf of NHC/OP Sub, by its general partner on behalf of NHC/OP and by the Special Committee of the Board of Directors on behalf of Parent, at any time before or after the Company Stockholder Approvals or the Parent Stockholder Approval; provided, however, that after any such approval has been obtained, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or the stockholders of Parent without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.  Extension; Waiver. At any time prior to the Effective Time, a party may, by action taken or authorized by the Special Committee on behalf of the Company, by its sole managing member on behalf of NHC/OP Sub, by its general partner on behalf of NHC/OP and by the Special Committee of the Board of Directors on behalf of Parent (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03 and to the extent permitted by law, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.01.  Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any document delivered pursuant to this Agreement shall survive the Effective Time, except for those representations, warranties, covenants or agreements that by their terms apply or are to be performed, in whole or in part, after the Effective Time.

SECTION 8.02.  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to NHC/OP Sub, NHC/OP	National HealthCare Corporation
or Parent, to:	100 Vine Street
Suite 1400
Murfreesboro, TN 37130
Facsimile No.: (615) 890-0123
Attention: General Counsel

with a copy to:	Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
Facsimile No.: (212) 269-5420
Attention: James J. Clark
Susanna M. Suh

(b) if to the Company, to:	National Health Realty, Inc.
100 Vine Street
Suite 1400
Murfreesboro, TN 37130
Facsimile No.: (615) 890-0123
Attention: General Counsel

with a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street
Suite 2700
Nashville, TN 37219
Facsimile No.: (615) 244-6804
Attention: J. Chase Cole

SECTION 8.03.  Definitions. For purposes of this Agreement:

(a)  “Acquirer Expenses” means all reasonable out-of-pocket costs and expenses, including all fees and expenses of investment bankers, attorneys, accountants and other advisors, incurred by or on behalf of NHC/OP Sub, NHC/OP, Parent or any of their respective Subsidiaries in connection with or related to this Agreement and the transactions contemplated thereby, but in no case shall the Acquirer Expenses for which the Company is responsible under Section 7.02 exceed $2.0 million;

(b)  an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(c)  “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Delaware;

(d)  “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

(e)  “Company Benefit Agreement” means any (i) employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement with any director, officer, employee or consultant of the Company or any of its Subsidiaries or (ii) any agreement with any director, officer, employee or consultant of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement;

(f)  “Company Benefit Plan” means any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy or arrangement maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries, in each case providing benefits to any director, officer, employee or consultant of the Company or any of its Subsidiaries;

(g)  “Company Expenses” means all reasonable out-of-pocket costs and expenses, including all fees and expenses of investment bankers, attorneys, accountants and other advisors, incurred by or on behalf of the Company or any of its Subsidiaries in connection with or related to this Agreement and the transactions contemplated thereby, but in no case shall the Company Expenses exceed $2.0 million;

(h)  “Knowledge” of any person (that is not an individual) means, with respect to any specific matter, the knowledge of such person’s directors, executive officers and other officers having primary responsibility for such matter;

(i)  “Material Adverse Effect” means, when used in connection with the Company, NHC/OP Sub, NHC/OP or Parent, any state of facts, change, effect, event, occurrence or condition that (i) is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impedes, interferes with, hinders or delays the consummation by such party of the Merger or the other transactions contemplated by this Agreement or by the Voting Agreement, except to the extent any such state of facts, change, effect, event, occurrence, condition or development results from (A) conditions affecting the Company’s, NHC/OP Sub’s, NHC/OP’s or Parent’s industry generally, (B) the announcement or pendency of this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, (C) actions taken by a party in connection with fulfilling its obligations hereunder, (D) changes in the trading price or volume of Company Common Stock or Parent Common Stock, (E) changes in GAAP or (f) the Consolidation or the Company Reorganization;

(j)  “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(k)  “REIT Dividend” means a dividend in an amount equal to the quarterly dividend the Company would in the ordinary course of business declare and pay in order to qualify as a REIT for its taxable year commencing on January 1, 2007 and ended on the Closing Date;

(l)  “Section 7.02 Company Takeover Proposal” means any Company Takeover Proposal with respect to assets (including equity interests in Subsidiaries) representing in the aggregate one-third or more of the consolidated assets of the Company and its Subsidiaries or equity interests representing one-third or more (in economic or voting power) of the outstanding equity interests in the Company;

(m)  a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities, rights or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(n)  “Superior Proposal” means a bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, all or substantially all of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, which the Special Committee shall have reasonably concluded in good faith (with the advice of its financial advisors and outside counsel and taking into account all legal, financial, regulatory and other relevant aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) (A) is on terms which are more favorable to the stockholders of the Company, from a financial point of view, than the Merger and the other transactions contemplated by this Agreement, (B) is not subject to any financing contingencies and is from a person that a qualified investment bank advises the Special Committee, is financially capable of consummating such proposal, (C) is reasonably likely of being consummated and (D) is not subject to due diligence; and

(o)  “Termination Fee” means $9,444,000.

(p)  “2006 Dividend” shall mean that certain dividend, the record date for which shall be December 29, 2006, in the amount of $0.4325 per share of Company Common Stock or otherwise equal to the dividend the Company determines is necessary for the Company to declare and pay in order to qualify as a REIT for its taxable year ended December 31, 2006.

SECTION 8.04.  Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Terms used herein that are defined under GAAP are used herein as so defined.

SECTION 8.05.  Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.06.  Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the Voting Agreement and the Confidentiality Agreement and (b) except for the provisions of Section 5.07, are not intended to confer upon any person other than the parties any rights or remedies.

SECTION 8.07.  Assignment. Except pursuant to the Consolidation, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties and any assignment in violation of the preceding sentence shall be void, except that NHC/OP Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve NHC/OP Sub of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.08.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

SECTION 8.09.  Specific Enforcement. The parties agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.10.  Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any state court in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement or the Voting Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement or the Voting Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or by the Voting Agreement in (a) any Delaware State court or (b) any Federal court of the United States sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 8.02 above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence.

SECTION 8.11.  Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or the Voting Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

SECTION 8.12.  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.13.  Management Agreement. Notwithstanding anything in this Agreement, the Company shall not be liable for any payment or be deemed to have breached this Agreement as a result of (i) any act or omission that is within the powers granted to NHC/OP Sub or its Affiliates under the Management Agreement, or (ii) the failure of a representation or warranty of the Company to be true and correct to the extent that such failure (x) is the result of action or inaction by NHC/OP Sub or its Affiliates in their role as Manager of the Company pursuant to the Management Agreement or (y) is known or should be known by NHC/OP Sub or its Affiliates in their role as Manager of the Company pursuant to the Management Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, NHC/OP Sub, NHC/OP, Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

DAVIS ACQUISITION SUB LLC

By: /s/ R. Michael Ussery
       Name: R. Michael Ussery
       Authorized Signatory

NHC/OP, L.P.

By: NHC-Delaware, Inc.
Its General Partner

By: /s/ R. Michael Ussery
       Name: R. Michael Ussery
       Title: Vice President

NATIONAL HEALTHCARE CORPORATION

By: /s/ R. Michael Ussery
       Name: R. Michael Ussery
       Title: Senior V.P., Operations

NATIONAL HEALTH REALTY, INC.

By: /s/ Robert G. Adams
       Name: Robert G. Adams
       Title: President

S-1

ANNEX I

TO THE MERGER AGREEMENT

Index of Defined Terms

Term	Section
2006 Dividend	Section 8.03(o)
Acquirer Expenses	Section 8.03(a)
Affiliate	Section 8.03(b)
Agreement	Preamble
AMEX	Section 3.02(k)
Approval of the Consolidation	Section 6.01(a)
Approval of the Merger	Section 6.01(a)
Business Day	Section 8.03(c)
Certificate	Section 2.01(b)
Certificate of Merger	Section 1.03
Change in Company Recommendation	Section 4.02(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 8.03(d)
Company	Preamble
Company Benefit Agreement	Section 8.03(e)
Company Benefit Plans	Section 8.03(f)
Company Common Stock	Recitals
Company Disclosure Schedule.	Section 3.01
Company Expenses	Section 8.03(g)
Company Leases	Section 3.01(q)(ii)
Company Owned Real Property	Section 3.01(q)(i)
Company Preferred Stock	Section 3.01(c)
Company Reorganization	Recitals
Company Resolutions	Section 3.01(d)(iii)
Company SEC Documents	Section 3.01(e)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Stockholder Approvals	Section 6.01(a)
Company Stockholders Meeting	Section 5.02(a)(i)
Company Takeover Proposal	Section 4.02(a)
Company 2005 10-K	Section 3.01(e)
Confidentiality Agreement	Section 5.03
Consolidated Company	Recitals
Consolidation	Recitals
DLLCA	Section 1.01
Effective Time	Section 1.03
Environmental Claim	Section 3.01(i)(iii)(A)
Environmental Laws	Section 3.01(i)(iii)(B)

Term	Section
ERISA	Section 3.01(r)
Exchange Act	Section 3.01(e)(i)
Exchange Agent	Section 2.02(a)
Exchange Ratio	Section 2.01(b)
Form S-4	Section 3.01(d)
GAAP	Section 3.01(e)(i)
Governmental Entity	Section 2.02(f)
Hazardous Materials	Section 3.01(i)(iii)(C)
HSR Act	Section 3.01(d)
Holder	Section 2.02(k)
Joint Proxy Statement	Section 3.01(d)
Knowledge	Section 8.03(h)
Legal Provisions	Section 3.01(i)
Liens	Section 3.01(b)
Manager	Recitals
Management Agreement	Recitals
Material Adverse Effect	Section 8.03(i)
Material Contract	Section 3.01(j)
MGCL	Section 1.01
Merger	Recitals
Merger Consideration	Section 2.01(b)
NHC/OP	Preamble
NHC/OP Sub	Preamble
NHC/OP Sub Disclosure Schedule	Section 3.02
NHR-Delaware Merger	Recitals
Non-Affiliated Stockholders	Section 6.01(a)
Option Value	Section 2.02(k)
Parachute Gross Up Payment	Section 3.01(k)
Parent	Preamble
Parent Common Stock	Section 3.02(c)
Parent Preferred Stock	Recitals
Parent SEC Documents	Section 3.02(e)
Parent Stockholder Approval	Section 3.02(k)
Parent Stockholders Meeting	Section 5.02(b)
Parent Stock Options	Section 3.02(c)
Parent Stock Plans	Section 3.02(c)
Permits	Section 3.01(i)
Permitted Exceptions	Section 3.01(q)(i)(A)
person	Section 8.03(j)
Previously Authorized Parent Preferred Stock	Section 3.02(c)
Record Date	Section 2.03
REIT Dividend	Section 2.03
Release	Section 3.01(i)(iii)(D)
Representatives	Section 4.02(a)
Restraints	Section 6.01(c)

Term	Section
Schedule 13E-3	Section 3.01(d)
SEC	Section 3.01(d)
Section 7.02 Company Takeover Proposal	Section 8.03(k)
Securities Act	Section 3.01(e)(i)
Special Committee	Section 4.02(b)
Special Dividend	Section 2.03
Subsidiary	Section 8.03(l)
Superior Proposal	Section 8.03(m)
Surviving Person	Section 1.01
Taxes	Section 3.01(l)(vi)
Tax Returns	Section 3.01(l)(vi)
Termination Fee	Section 8.03(n)
Voting Agreement	Recitals

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK SETTING FORTH THE POWERS, PREFERENCES AND RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF, OF SUCH PREFERRED STOCK OF NATIONAL HEALTHCARE CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, National HealthCare Corporation, a Delaware corporation (the “Company”), does hereby certify that the Board of Directors of the Company (the “Board of Directors”) duly adopted the following resolution and that such resolution has not been modified and is in full force and effect:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), a series of preferred stock of the Company is hereby created and the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth below in this Certificate of Designations (this “Certificate”):

SECTION 1.  Number; Designation; Registered Form.

(a)  The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Preferred Stock”) and shall have a par value of $0.01 per share. The number of shares constituting the Preferred Stock shall be [          ]. Certificates for shares of Preferred Stock shall be issuable only in registered form. The Preferred Stock is being issued as part of the consideration in the merger (the “Merger”) of National Health Realty, Inc. with and into an indirect wholly owned subsidiary of the Company.

(b)  All shares of Preferred Stock redeemed, purchased, exchanged, converted or otherwise acquired by the Company shall be retired and canceled and, upon the taking of any action required by applicable law, shall be restored to the status of authorized but unissued shares of preferred stock of the Company, without designation as to series, and may thereafter be reissued.

(c)  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 10 below.

SECTION 2.  Ranking. The Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, winding-up or dissolution:

(a)  junior to Senior Stock;

(b)  on a parity with Parity Stock; and

(c)  senior to Junior Stock.

SECTION 3.  Dividends.

(a)  The holders of shares of Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors, or any duly authorized committee thereof, dividends at the rate of US$0.80 per annum per share of Preferred Stock, to be payable in cash out of funds legally available therefor on each Dividend Payment Date, as set forth below. Declared dividends will be payable on [        ], [        ], [        ] and [        ] of each year (each, a “Dividend Payment Date”), beginning on the first such date to occur after the Issue Date. If any of those dates is not a Business Day, then such dividends will be payable on the next succeeding Business Day. The dividends payable on any Dividend Payment Date will accrue from the last Dividend Payment Date or, prior to the first Dividend Payment Date, the Issue Date. Declared dividends will be payable to holders of record as they appear in the Company’s stock records at the close of business on the date which is 30 days prior to the Dividend Payment Date; provided, that if any such date is not a Business Day, then to the holders of record on the next succeeding Business Day (each, a “Dividend Payment Record Date”). Dividends payable on the shares of Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(b)  Dividends on the Convertible Preferred Stock are cumulative. If the Board of Directors or any authorized committee thereof fails to declare a dividend to be payable on a Dividend Payment Date, the dividend will accumulate on that Dividend Payment Date until declared and paid or will be forfeited upon conversion, except under the circumstances described in Section 7(c) and 7(f).

(c)  The Company shall not be obligated to pay holders of Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. If the Board of Directors or an authorized committee thereof does not declare a dividend for any Dividend Payment Date, the Board of Directors or an authorized committee thereof may declare and pay the dividend on any subsequent date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend in such case will be holders of Preferred Stock as they appear on the stock register on a date selected by the Board of Directors or an authorized committee thereof. That date must not (a) precede the date the Board of Directors or an authorized committee thereof declares the dividend payable or (b) be more than 60 days prior to that Dividend Payment Date.

SECTION 4.  Liquidation Preference.

(a)  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Preferred Stock shall be entitled to payment out of the assets of the Company legally available for distribution of an amount equal to the Liquidation Preference of the shares held by such holder, plus an amount equal to all accrued and unpaid and accumulated dividends on those shares to but excluding the date of liquidation, dissolution or winding-up, before any distribution is made on any Junior Stock, including Common Stock. After payment in full of the Liquidation Preference and an amount equal to all accrued and unpaid and accumulated dividends to which holders of shares of Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of the assets of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to shares of Preferred Stock and all other Parity Stock are not paid in full, the holders of shares of Preferred Stock and the holders of the Parity Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and an amount equal to all accrued and unpaid and accumulated dividends, if any, to which each such holder is entitled.

(b)  Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of the Company nor the consolidation, merger or amalgamation of the Company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into the Company shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company.

SECTION 5.  Optional Redemption.

(a)  The Company may not redeem any shares of Preferred Stock at any time before the fifth anniversary of the Issue Date. Subject to Section 5(b) below, at any time or from time to time thereafter, the Company will have the option to redeem all or any outstanding shares of Preferred Stock, out of funds legally available for such payment, upon not less than 30 nor more than 60 days’ prior notice (the “Redemption Notice”), in cash at a redemption price of $15.75 per share of Preferred Stock, plus an amount in cash equal to all accrued and unpaid or accumulated dividends from, and including, the immediately preceding Dividend Payment Date to, but excluding, the redemption date.

In the event of a partial redemption of the Preferred Stock, the shares to be redeemed will be selected on a pro rata basis, except that the Company may redeem all shares of Preferred Stock held by any holder of fewer than 100 shares (or all shares of Preferred Stock owned by any holder who would hold fewer than 100 shares as a result of such redemption), as determined by the Board of Directors or a duly authorized committee thereof.

(b)  Notwithstanding Section 5(a) above, the Company may not redeem all or any outstanding shares of Preferred Stock on or after the fifth anniversary of the Issue Date and prior to the eighth anniversary of the Issue Date, unless the average Sale Price of the Common Stock for the 20 Trading Days ending on the Trading Day prior to the date the Company gives notice of such redemption pursuant to this Section 5 equals or exceeds the Conversion Price in effect on such Trading Day. For the avoidance of doubt, this Section 5(b) shall not apply to any Company redemption of outstanding shares of Preferred Stock on or after the eighth anniversary of the Issue Date.

(c)  In the case of any redemption pursuant to Section 5(a):

(i)  Payment of the redemption price for Preferred Stock is conditioned upon book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements, to the Registrar at any time after delivery of the Redemption Notice. Payment of the redemption price for the Preferred Stock will be made promptly following the later of the redemption date and book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements, to the Registrar.

(ii)  If DTC and the Registrar hold for such purpose money sufficient to pay the redemption price of Preferred Stock on the redemption date for shares of Preferred Stock delivered for redemption in accordance with the terms of this Certificate, then the dividends will cease to accrue. At such time, all rights of a holder as a holder of Preferred Stock shall terminate, other than the right to receive the redemption price upon book-entry transfer of or physical delivery of the certificates representing the Preferred Stock, together with necessary endorsements.

SECTION 6.  Voting Rights.

(a)  Holders of Preferred Stock will not have any voting rights except as from time to time required under the General Corporation Law of the State of Delaware and as set forth in this Section 6 and Section 14 hereto. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted (with any fractional share, determined on an aggregate conversion basis, being rounded to the nearest whole share) and, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and, except as provided in this Section 6 and Section 14 hereto, shall be entitled to vote, together with holders of shares of Common Stock, as a single class with respect to any question or matter upon which holders of shares of Common Stock have the right to vote.

(b)  If and whenever six full quarterly dividends, whether or not consecutive, payable on the Preferred Stock are not paid, the number of directors constituting the Board of Directors will be increased by two and the holders of Preferred Stock, voting together as a single class, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of Preferred Stock may request that the Company call a special meeting of the holders of Preferred Stock for the purpose of electing the additional directors, and the Company must call such meeting within twenty (20) days of request. If the Company fails to call such a meeting upon request, then any holder of Preferred Stock can call such a meeting. If all accumulated dividends on the Preferred Stock have been paid in full and dividends for the current quarterly dividend period have been paid, the holders of Preferred Stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of members of the Board of Directors will, without further action, be reduced by two. The voting rights provided in this Section 6(b) represent the sole remedy available to the holders of Preferred Stock for the Company’s failure to pay dividends on Preferred Stock.

(c)  In any case where the holders of Preferred Stock are entitled to vote as a class under this Section 6 or Section 14 hereto, each holder of Preferred Stock will be entitled to one vote for each share of Preferred Stock owned by such holder.

SECTION 7.  Conversion Rights.

(a)  Each share of Preferred Stock shall be convertible at the option of the holder thereof, unless previously redeemed, into fully paid and nonassessable shares of Common Stock at an initial conversion price of $65.07 per share, adjusted as described below in Section 8 (the “Conversion Price”). The number of shares of Common Stock deliverable upon conversion of a share of Preferred Stock (the “Conversion Rate”) will be initially 0.24204, which represents the Liquidation Preference divided by the initial Conversion Price. The Conversion Rate will be adjusted as a result of any adjustment to the Conversion Price.

(b)  A holder of shares of Preferred Stock may convert any or all of those shares by surrendering to the Company at its principal office or at the office of the Registrar, as may be designated by the Board of Directors, the certificate or certificates for those shares of Preferred Stock accompanied by a written notice stating that the holder elects to convert all or a specified whole number of those shares in accordance with this Section 7 and specifying the name or names in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. In case the notice specifies a name or names other than that of the holder, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those taxes, the Company shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Company’s satisfaction that those taxes have been paid, the Company will deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder, or the holder’s transferee, of shares of Preferred Stock being converted will be entitled and (ii) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates less the number of shares being converted. Such conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of Preferred Stock to be converted so that the rights of the holder thereof as to the shares being converted will cease except for the right to receive shares of Common Stock and accrued and unpaid dividends with respect to the shares of Preferred Stock being converted, and the person entitled to receive the shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at such time. If any conversion under this Section 7 would result in the issuance of a fractional share of Common Stock, the Company at its option and in its sole and absolute discretion may either issue such fractional share or pay the holder the value of such fractional share.

(c)  If a holder of shares of Preferred Stock exercises such holder’s conversion rights, upon delivery of the shares for conversion, those shares will cease to accrue dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of Preferred Stock who convert their shares into Common Stock will not be entitled to, nor will the Conversion Price or Conversion Rate be adjusted for, any accrued and unpaid or accumulated dividends. Notwithstanding the prior sentence, if shares of Preferred Stock are converted into Common Stock during the period between the close of business on any Dividend Record Date and the opening of business on the corresponding Dividend Payment Date, holders of such shares of Preferred Stock at the close of business on the Dividend Record Date will receive dividends declared and payable on such shares, if any, on such Dividend Payment Date. Such shares of Preferred Stock surrendered for conversion must be accompanied by funds equal to the dividend declared and payable on such shares, if any, on such Dividend Payment Date.

(d)  In case any shares of Preferred Stock are to be redeemed, the right of conversion shall cease and terminate, as to the shares of Preferred Stock to be redeemed, at the close of business on the Business Day immediately preceding the date fixed for redemption, unless the Company shall default in the payment of the redemption price of those shares.

(e)  The Company shall at all times reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of Preferred Stock a number of its authorized but unissued shares of Common Stock that will from time to time be sufficient if necessary to permit the conversion of all Outstanding shares of Preferred Stock. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Preferred Stock, the Company shall comply with all applicable federal and state laws and regulations which require action to be taken by the Company. All shares of Common Stock delivered upon conversion of the Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. The Company shall use its reasonable best efforts to maintain at all times until the date on which no Preferred Stock is Outstanding the listing and trading of the Common Stock and Preferred Stock on a United States national securities exchange.

(f)  Conversion at Our Option Under Certain Circumstances. If fewer than 5% of the aggregate number of shares of Preferred Stock issued on the Issue Date remain outstanding, the Company may, at any time on or after the third anniversary of the Issue Date at its option, cause all, but not less than all, of such Preferred Stock to be automatically converted (a “Company Conversion”) into that number of shares of Common Stock equal to the Liquidation Preference thereof plus all accrued and unpaid or accumulated dividends divided by the lesser of (i) the Conversion Price, and (ii) the Market Price of the Common Stock. The Company will notify each of the holders of Preferred Stock by mail of such a Company Conversion. Such notice shall specify the date of such Company Conversion which will not be less than 30 days nor more than 60 days after the date of such notice.

SECTION 8.  Adjustments to the Conversion Price.

(a)  The Conversion Price shall be subject to adjustment from time to time as follows:

(i)  Stock Splits and Combinations. In case the Company shall, at any time or from time to time after the Issue Date, (A) subdivide or split the outstanding shares of Common Stock, (B) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares or (C) issue by reclassification of the shares of Common Stock any shares of Capital Stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to that event or the record date therefor, whichever is earlier, shall be adjusted so that the holder of any shares of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Company which the holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had those shares of Preferred Stock been surrendered for conversion immediately prior to the occurrence of that event or the record date therefor, whichever is earlier.

(ii)  Stock Dividends in Common Stock. In case the Company shall, at any time or from time to time after the Issue Date, pay a dividend or make a distribution in shares of Common Stock to all of the holders of the Common Stock other than dividends or distributions of shares of Common Stock or other securities with respect to which adjustments are provided in Section 8(a)(i) above, the Conversion Price shall be adjusted by multiplying (A) the Conversion Price immediately prior to the record date fixed for determination of stockholders entitled to receive the dividend or distribution, by (B) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on that record date and the denominator of which shall be the sum of that number of shares and the total number of shares of Common Stock issued in that dividend or distribution.

(iii)  Fundamental Changes. In case any transaction or event (including, without limitation, any merger, consolidation, combination, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding shares of Common Stock are converted into or exchanged or acquired for or constitute the right to receive stock, other securities, cash, property or assets (each, a “Fundamental Change”), the holder of each share of Preferred Stock Outstanding immediately prior to the occurrence of such Fundamental Change that remains Outstanding after such Fundamental Change shall have the right upon any subsequent conversion to receive (but only out of funds legally available, to the extent required by applicable law) the kind and amount of stock, other securities, cash, property or assets that such holder would have received if that share had been converted immediately prior to the Fundamental Change.

(b)  Anything in paragraph (a) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Price unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward adjustment), determined as above provided, shall have resulted in a change of the Conversion Price by at least l%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereupon be given effect. In the event that, at any time as a result of the provisions of this Section 8, the holders of shares of Preferred Stock upon subsequent conversion shall become entitled to receive any shares of Capital Stock of the Company other than Common Stock, the number of such other shares so receivable upon conversion of shares of Preferred Stock shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 8.

(c)  There shall be no adjustment of the Conversion Price in the case of the issuance of any Capital Stock of the Company in a merger, reorganization, acquisition, reclassification, recapitalization or other similar transaction except as provided in this Section 8.

(d)  The Company may, from time to time, reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) days or any longer period required by law and if the reduction is irrevocable during the period, but the Conversion Price may not be less than the par value of Common Stock.

(e)  In any case in which this Section 8 requires that an adjustment as a result of any event become effective from and after a record date, the Company may elect to defer until after the occurrence of that event (a) issuing to the holder of Preferred Stock converted after that record date and before the occurrence of that event the additional shares of Common Stock issuable upon that conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment and (b) paying to that holder any amount in cash in lieu of a fractional share of Common Stock.

(f)  The Company shall, as soon as practicable following the occurrence of an event that requires an adjustment in the Conversion Price, provide written notice to the holders of Preferred Stock of the occurrence of that event. The Company shall deliver a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(g)  If the Company shall declare a dividend or any distribution of cash, securities or other property in respect of its Common Stock (other than (x) a dividend pursuant to Section 3(a) above, (y) a quarterly dividend on shares of its Common Stock or (z) any event that requires an adjustment in the Conversion Price), including without limitation any granting of rights or warrants to subscribe for or purchase any Capital Stock of the Company or any Subsidiary, then the Company shall deliver to each holder of Preferred Stock a written notice setting forth in reasonable detail the material terms of such dividend or distribution, at least twenty (20) days prior to the applicable record date on which a person would need to hold Common Stock in order to participate in such dividend or distribution.

(h)  The Company’s obligations under the Certificate are subject to applicable federal and state securities laws.

(i)  The Board of Directors shall have the power to resolve any ambiguity or, subject to applicable law, correct any error in this Section 8 and its action in so doing shall be final and conclusive.

SECTION 9.  Payment Restrictions. If the Company does not pay a dividend on a Dividend Payment Date, then, until all accumulated dividends have been declared and paid or declared and set apart for payment:

(a)  the Company may not take any of the following actions with respect to any of its Junior Stock: (i) declare or pay any dividend or make any distribution of assets on any Junior Stock, except that the Company may pay dividends in shares of its Junior Stock and pay cash in lieu of fractional shares in connection with any such dividends or (ii) redeem, purchase or otherwise acquire any Junior Stock, except that (x) the Company may redeem, repurchase or otherwise acquire Junior Stock upon conversion or exchange of such Junior Stock for other Junior Stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange and (y) the Company may make (A) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof (B) and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock issued, granted or awarded to one of the Company’s directors, officers or employees to pay for the taxes payable by such director, officer or employee upon such issuance, grant or award in order to satisfy, in whole or in part, withholding tax requirements in connection with the exercise of such options, in accordance with the provisions of an option or rights plan or program of the Company;

(b)  the Company may not take any of the following actions with respect to any of its Parity Stock: (i) declare or pay any dividend or make any distribution of assets on any of its Parity Stock, except that the Company may pay dividends on Parity Stock provided that the total funds to be paid be divided among the Preferred Stock and such Parity Stock on a pro rata basis in proportion to the aggregate amount of dividends accrued and unpaid or accumulated thereon; or (ii) redeem, purchase or otherwise acquire any Parity Stock, except that the Company may redeem, purchase or otherwise acquire Parity Stock upon conversion or exchange of such Parity Stock for Junior Stock or other Parity Stock and pay cash in lieu of fractional shares in connection with any such conversion or exchange, so long as, in the case of such other Parity Stock, (x) such other Parity Stock contains terms and conditions (including, without limitation, with respect to the payment of dividends, dividend rates, liquidation preferences, voting and representation rights, payment restrictions, antidilution rights, change of control rights, covenants, remedies and conversion and redemption rights) that are not materially less favorable, taken as a whole, to the Company or to the holders of Preferred Stock than those contained in the Parity Stock that is converted into or exchanged for such other Parity Stock, (y) the aggregate amount of the liquidation preference of such other Parity Stock does not exceed the aggregate amount of the liquidation preference, plus accrued and unpaid or accumulated dividends, of the Parity Stock that is converted into or exchanged for such other Parity Stock and (z) the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of such other Parity Stock does not exceed the aggregate number of shares of Common Stock issuable upon conversion, redemption or exchange of the Parity Stock that is converted into or exchanged for such other Parity Stock.

SECTION 10.  Certain Definitions. As used in this Certificate, the following terms shall have the following meanings, unless the context otherwise requires:

“Agent Members” has the meaning set forth in Section 12(b).

“Business Day” means any day other than a Saturday, Sunday, or U.S. Federal or national holiday or day on which the Registrar is not open for business.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Conversion Agent” has the meaning set forth in Section 15(a)(ii).

“Conversion Price” has the meaning set forth in Section 7(a).

“Depository” has the meaning set forth in Section 12(a).

“Dividend Payment Date” has the meaning set forth in Section 3(a).

“Dividend Payment Record Date” has the meaning set forth in Section 12(a).

“Dividend Period” for any Dividend Payment Date means the period from and including the immediately preceding Dividend Payment Date (or if there is no immediately preceding Dividend Payment Date, from the Issue Date) to but excluding such Dividend Payment Date.

“DTC” means The Depository Trust Company.

“Fundamental Change” has the meaning set forth in Section 8(a)(iii).

“Global Preferred Certificate” has the meaning set forth in Section 12(a).

“Global Shares Legend” has the meaning set forth in Section 12(a).

“holder” or other similar terms mean a person in whose name a share of Preferred Stock is registered on the Preferred Stock register.

“Issue Date” means the date of effectiveness of the Merger.

“Junior Stock” means the Common Stock and each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank junior to the Preferred Stock as to the payment of dividends or distributions upon liquidation, dissolution or winding-up. Junior Stock includes warrants, rights, calls or options exercisable for or convertible into Junior Stock.

“Liquidation Preference” means US$15.75 per share of the Preferred Stock.

“Market Price” means the average of the Sale Prices of the Common Stock for the ten (10) Trading Day period ending on the third Business Day prior to the date of Company Conversion (if the third Business Day prior to such date is a Trading Day or, if not, then on the last Trading Day prior to the third Business Day).

“Officer” means the Chairman of the Board of Directors, the President, any Vice President, a Treasurer, an Assistant Treasurer, the Secretary, or any Assistant Secretary.

“Outstanding” means, when used with respect to Preferred Stock, as of the date of determination, all shares of Preferred Stock issued pursuant to this Certificate, except (a) Preferred Stock that has been converted into Common Stock in accordance with Section 7 and Preferred Stock that has been canceled by the Registrar or delivered to the Registrar for cancellation upon purchase or other acquisition thereof by the Company; and (b) Preferred Stock for which payment or redemption money in the necessary amount has been deposited with the Registrar or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the holders of such Preferred Stock; provided that, if such Preferred Stock is to be redeemed, notice of such redemption has been duly given pursuant to this Certificate or provision therefor satisfactory to the Registrar has been made; provided, however, that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Company or any of its Subsidiaries shall be deemed not to be Outstanding, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be Outstanding.

“Parity Stock” means each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which provide that such class or series will rank on a parity with the Preferred Stock as to the payment of dividends or distributions upon liquidation, winding up and dissolution. Parity Stock includes warrants, rights, calls or options exercisable for or convertible into Parity Stock.

“Paying Agent” has the meaning set forth in Section 15(a)(i).

“Redemption Notice” has the meaning set forth in Section 5(a).

“Registrar” means Computershare Trust Company, N.A., as the Company’s initial registrar, and thereafter, any successor registrar and Registrar duly appointed by the Company.

“Sale Price” of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such Trading Day as reported in composite transactions for the principal United States national securities exchange on which the Common Stock is then listed and traded.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Senior Stock” means each class or series of the Company’s Capital Stock established hereafter by the Board of Directors the terms of which expressly provide that such class or series will rank senior to the Preferred Stock with respect to the payment of dividends and distributions upon liquidation, winding-up or dissolution. Senior Stock includes warrants, rights, calls or options exercisable for or convertible into Senior Stock.

“Subsidiary” means, with respect to any person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (ii) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

“Trading Day” means each day on which the securities exchange or quotation system which is used to determine the Sale Price is open for trading or quotation.

“Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors, or persons performing similar functions, of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.

SECTION 11.  Currency. All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.

SECTION 12.  Form.

(a)  The Preferred Stock shall be issued in the form of one or more permanent global certificates in definitive, fully registered form with the global legend (the “Global Shares Legend”) set forth on the form attached hereto as Exhibit A (the “Global Preferred Certificate”), which is hereby incorporated in and expressly made a part of this Certificate. The Global Preferred Certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preferred Certificate shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for DTC or its nominee and their respective successors (the “Depository”), and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Certificate may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depository or its nominee as hereinafter provided.

(b)  This paragraph shall apply only to a Global Preferred Certificate deposited with or on behalf of the Depository. The Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Certificates that (i) shall be registered in the name of Cede & Co. or another nominee of the Depository and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depository pursuant to an agreement between the Depository and the Registrar. Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Certificate with respect to any Global Preferred Certificate held on their behalf by the Depository or by the Registrar as the custodian of the Depository or under such Global Preferred Certificate, and the Depository may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the ab-

solute owner of such Global Preferred Certificate for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Certificate. Except as provided in Section 12(d), owners of beneficial interests in a Global Preferred Certificate will not be entitled to receive physical delivery of certificated Preferred Stock.

(c)  (i) Two Officers shall sign the Global Preferred Certificate for the Company by manual or facsimile signature.

(ii)  If an Officer whose signature is on a Global Preferred Certificate no longer holds that office at the time the Registrar countersigns the Global Preferred Certificate, the Global Preferred Certificate shall be valid nevertheless.

(iii)  A Global Preferred Certificate shall not be valid until an authorized signatory of the Registrar countersigns such Global Preferred Certificate. The signature shall be conclusive evidence that the Global Preferred Certificate has been authenticated. Each Global Preferred Certificate shall be dated the date of its authentication.

(d)  The Preferred Stock represented by a Global Preferred Certificate is exchangeable for certificated Preferred Stock in definitive form of like tenor as such Preferred Stock if (i) the Depository notifies the Company that it is unwilling or unable to continue as depositary for the global securities and/or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by the Company within 90 days after the date of such notice or (ii) the Company, in its sole discretion at any time determines to discontinue use of the system of book-entry transfer through DTC (or any successor depositary). Any Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Preferred Stock issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing and applicable law, a Global Preferred Certificate is not exchangeable, except for a Global Preferred Certificate of the same aggregate Liquidation Preferences to be registered in the name of the Depository or its nominee.

SECTION 13.  Transfer. Notwithstanding any provision to the contrary herein, so long as a Global Preferred Certificate remains Outstanding and is held by or on behalf of the Depository, transfers of a Global Preferred Certificate, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 13.

(a)  Except for transfers or exchanges made in accordance with paragraph (b) of this Section 13, transfers of a Global Preferred Certificate shall be limited to transfers of such Global Preferred Certificate in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(b)  If an owner of a beneficial interest in a Global Preferred Certificate deposited with the Depository or with the Registrar as custodian for the Depository wishes at any time to transfer its interest in such Global Preferred Certificate to a person who is eligible to take delivery thereof in the form of a beneficial interest in a Global Preferred Certificate, such owner may, subject to the rules and procedures of the Depository, cause the exchange of such interest for a new beneficial interest in the applicable Global Preferred Certificate. Upon receipt by the Registrar at its office in The City of New York of instructions from the holder directing the Registrar to transfer its interest in the applicable Global Preferred Certificate, such instructions to contain the name of the transferee and appropriate account information, then the Registrar shall instruct the Depository to reduce or cause to be reduced such Global Preferred Certificate by the number of shares of the beneficial interest therein to be exchanged and to debit or cause to be debited from the account of the person making such transfer the beneficial interest in the Global Preferred Certificate that is being transferred, and concurrently with such reduction and debit, the Registrar will instruct the Depository to increase or cause to be increased the applicable Global Preferred Certificate by the aggregate number of shares being exchanged and to credit or cause to be credited to the account of the transferee the beneficial interest in the Global Preferred Certificate that is being transferred.

SECTION 14.  Amendment of Certificate of Designations; Senior Stock and Parity Stock.

(a)  The Company may not amend this Certificate without the affirmative vote or consent of the holders of a majority of the shares of Preferred Stock then Outstanding (including votes or consents obtained in connection with a tender offer or exchange offer for the Preferred Stock), voting as a class, and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate may not be waived without the consent of such holders, voting as a class. Notwithstanding the foregoing, however, without the consent of each holder affected, an amendment or waiver may not (with respect to any shares of the Preferred Stock held by a non-consenting holder): (i) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of the Preferred Stock whose holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of any share of the Preferred Stock or materially adversely alter the provisions with respect to the redemption of the Preferred Stock, (iii) reduce the rate of or change the time for payment of dividends on any share of the Preferred Stock, (iv) waive a default in the payment of dividends on the Preferred Stock, (v) make any share of the Preferred Stock payable in money other than United States dollars, (vi) make any changes in the provisions of this Certificate relating to waivers of the rights of holders to receive the Liquidation Preference or dividends on the Preferred Stock, or (vii) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder, the Company may (to the extent permitted by, and subject to the requirements of, Delaware law) amend or supplement this Certificate to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Preferred Stock in addition to or in place of certificated shares of the Preferred Stock, to make any change that would provide any additional rights or benefits to the holders or to make any change that the Board of Directors determines, in good faith, is not materially adverse to holders of the Preferred Stock.

(b)  So long as any shares of the Preferred Stock remain Outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the shares of Preferred Stock Outstanding at the time, voting as a class, (i) issue shares of or increase the authorized number of shares of any Senior Stock or Parity Stock or (ii) amend the Company’s Certificate of Incorporation or the resolutions contained in this Certificate, whether by merger, consolidation or otherwise, if the amendment would alter or change any power, preference or special right of the Outstanding Preferred Stock in any manner materially adverse to the interests of the holders thereof. Notwithstanding the foregoing, neither (x) an increase in the authorized number of shares of Common Stock or the authorization and issuance of Junior Stock, including that with voting or redemption rights that are different from the voting or redemption rights of the Preferred Stock, nor (y) an increase, decrease or change in the par value of any class or series of Capital Stock, including the Preferred Stock, shall be deemed to be an amendment that alters or changes such powers, preferences or special rights in any manner materially adverse to the interests of the holders of Preferred Stock.

SECTION 15.  Paying Agent and Conversion Agent.

(a)  The Company shall maintain in the City of Canton, State of Georgia, or in such other City and State as the Company may from time to time designate, (i) an office or agency where payments may be made with respect to the Preferred Stock (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”). The Company may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent or Conversion Agent without prior notice to any holder. The Company shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Company. If the Company fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Company or any of its affiliates may act as Paying Agent, Registrar, co-Registrar or Conversion Agent.

(b)  Neither the Company nor the Registrar shall be required (i) to issue, countersign or register the transfer of or exchange of any Preferred Stock during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of Preferred Stock under Section 5 and ending at the close of busi-

ness on the date of such mailing or (ii) to register the transfer of or exchange of any Preferred Stock so selected for redemption in whole or in part, except the unredeemed portion of any Preferred Stock being redeemed in part.

(c)  Payments made with respect to the Preferred Stock shall be payable at the office or agency of the Company maintained for such purpose in the City of Canton, State of Georgia, or in such other City and State as the Company may from time to time designate. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Paying Agent or Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Company, payment of dividends may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Preferred Stock register.

(d)  Any payment, redemption, conversion or exchange with respect to the Preferred Stock due on any date that is not a Business Day need not be made on such Business Day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

SECTION 16.  General.

(a)  The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

(b)  Procedures for conversion of shares of Preferred Stock, in accordance with Section 7, not held in certificated form will be governed by arrangements among the depositary of the shares of Preferred Stock, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(c)  Holders of the Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(d)  Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(e)  Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Company from time to time.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by [                  ], [     ] of the Company, as of this [ ] day of [             ], 2007.

NATIONAL HEALTHCARE CORPORATION

By:    ____________________________________
        Name:
        Title:

EXHIBIT A

FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO ON THE REVERSE HEREOF.

Number: [                        ]                                                                                                                                                                                        [            ] Shares

CUSIP NO.:  [         ]

ISIN:  [           ]

SERIES A CONVERTIBLE PREFERRED STOCK

OF

NATIONAL HEALTHCARE CORPORATION

NATIONAL HEALTHCARE CORPORATION, a Delaware corporation (the “Company”), hereby certifies that [HOLDER] (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Company designated as the Series A Convertible Preferred Stock, par value $0.01 per share and liquidation preference $15.75 per share (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Company dated [ ], 2007, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth in this certificate.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder. Unless the Registrar’s valid countersignature appears hereon, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this Preferred Stock certificate as of the date set forth below.

NATIONAL HEALTHCARE CORPORATION

By:  __________________________________________
      Name:
      Title:

By:  __________________________________________
      Name:
      Title:

Dated:  ________________________________________

COUNTERSIGNED AND REGISTERED

[                           ],
as Registrar

By:  _________________________________________
Authorized Signatory

Dated:  ______________________________________

REVERSE OF SECURITY

NATIONAL HEALTHCARECORPORATION

Series A Convertible Preferred Stock

Dividends on each share of Preferred Stock shall be payable in cash at the rate of $0.80 per annum.

The shares of Preferred Stock shall be redeemable as provided in the Certificate of Designations. The shares of Preferred Stock shall be convertible into the Company’s common stock in the manner and according to the terms set forth in the Certificate of Designations. The Company shall furnish to any holder upon request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of the Company’s Capital Stock or any series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Preferred Stock evidenced hereby on the books of the transfer agent and Registrar. The agent may substitute another to act for him or her.

Date:   ________________________________________________________________________________________________________________________

Signature:  _____________________________________________________________________________________________________________________
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

*
Signature must be guaranteed by an “eligible guarantor institution”
(i.e., a bank, stockbroker, savings and loan association or credit union)
meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion
Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of
1934, as amended.

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder

in Order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) [ ] shares of Series A Convertible Preferred Stock (the “Preferred Stock”) into shares of common stock, par value $0.01 per share (“Common Stock”), of National HealthCare Corporation (the “Company”) according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each stock certificate representing the shares to be converted is attached hereto (or evidence of loss, theft or destruction thereof).*

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:____________________________________________________________________________________________________________

Applicable Conversion Price:_____________________________________________________________________________________________________

Number of shares of Preferred Stock to be Converted:__________________________________________________________________________________

Number of shares of Common Stock to be Issued:_____________________________________________________________________________________

Signature:_____________________________________________________________________________________________________________________
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)

Signature Guarantee:

*
Signature must be guaranteed by an “eligible guarantor institution”
(i.e., a bank, stockbroker, savings and loan association or credit union)
meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agent Medallion
Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of
1934, as amended.

Name:________________________________________________________________________________________________________________________

Address:**____________________________________________________________________________________________________________________

Fax No.:______________________________________________________________________________________________________________________

* The Company is not required to issue shares of Common Stock to a person holding Preferred Stock until evidence of the book-entry transfer of, or physical delivery of the stock certificates representing such Preferred Stock to be converted (or evidence of loss, theft or destruction thereof) are received by the Company or its Registrar.

** Address where certificated shares of Common Stock, if any, and any other payments or certificates shall be sent by the Company.

Global Share Schedule: (include if Security is issued as a global certificate)

SCHEDULE A

SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY

The initial number of shares of Preferred Stock represented by this Global Preferred Certificate shall be [            ]. The following exchanges of a part of this Global Preferred Certificate have been made:

Date of Exchange	Amount of decrease in number of shares represented by this Global Preferred Certificate	Amount of increase in number of shares represented by this Global Preferred Certificate	Number of shares represented by this Global Preferred Certificate following such decrease or increase	Signature of authorized officer of Registrar

EXHIBIT B

Form of Affiliate Letter

Ladies and Gentlemen:

The undersigned refers to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 20, 2006, by and among Davis Acquisition Sub LLC a Delaware limited liability company (“NHC/OP Sub”), NHC/OP, L.P., a Delaware limited partnership and the direct parent of NHC/OP Sub (“NHC/OP”), National HealthCare Corporation, a Delaware corporation and the ultimate parent of NHC/OP (“Parent”), and National Health Realty, Inc., a Maryland corporation (the “Company”). Capitalized terms used but not defined in this letter have the meanings given such terms in the Merger Agreement.

The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger shares of Parent’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Parent Preferred Stock”). The undersigned acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

If in fact the undersigned were an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the Parent Preferred Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such sale, assignment or transfer is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for purposes of resale of Parent Preferred Stock by the undersigned.

The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Preferred Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 144 or (iii) in a transaction that, in the opinion of counsel to Parent or other counsel reasonably satisfactory to Parent or as described in a “no-action” or interpretive letter from the staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

In the event of a sale or other disposition by the undersigned pursuant to Rule 145(d) of Parent Preferred Stock, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Preferred Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance Parent shall cause the transfer agent to effectuate the transfer of the Parent Preferred Stock sold as indicated in the letter.

The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing Parent Preferred Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

The undersigned acknowledges that (i)  the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Preferred Stock and (ii) the receipt by Parent of this letter is an inducement and a condition to Parent’s obligations to consummate the Merger.

This Agreement shall only become effective as of the Effective Time of the Merger.

Very truly yours,

Dated: [                ]

ANNEX I

[Name]

On [           ], the undersigned sold the securities of National HealthCare Corporation (“NHC”) described below in the space provided for that purpose (the “Securities”). The Securities were received by the undersigned in connection with the merger of National Health Realty, Inc., a Maryland corporation, with and into Davis Acquisition Sub LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of NHC.

Based upon the most recent report or statement filed by NHC with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The undersigned represents that the Securities were sold in “brokers transactions,” within the meaning of Section 4(4) of the Securities Act, or in transactions with a “market maker,” as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

Very truly yours,

                                                             [Space to be provided for description of the Securities]